                                 EXHIBIT 10.40

                          LOAN AND SECURITY AGREEMENT




                            L.A. T Sportswear, Inc.

                                      with

                  Mellon Bank, N.A., as Agent and Issuing Bank

                                      and

                     Each of the Financial Institutions Now
                          or Hereafter a Party Hereto

                               TABLE OF CONTENTS


                                                                                                                     PAGE
SECTION 1.        DEFINITIONS AND INTERPRETATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
       1.1     Terms Defined  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
               -------------
       1.2     Accounting Principles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
               ---------------------


SECTION 2.        THE LOANS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
       2.1     Revolving Credit - Description   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
               ------------------------------
       2.2     Letters of Credit:   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
               -----------------
       2.3     Advances, Conversions, Renewals and Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
               --------------------------------------------
       2.4     Revolving Credit Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
               -------------------------
       2.5     Additional Interest Provisions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
               ------------------------------
       2.6     Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
               ----
       2.7     Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
               -----------
       2.8     Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
               ---------------
       2.9     Indemnity/Loss of Margin   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
               ------------------------
       2.10    Capital Adequacy   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
               ----------------

SECTION 3.        COLLATERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
       3.1     Description  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
               -----------
       3.2     Lien Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
               --------------
       3.3     Other Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
               -------------
       3.4     Searches   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
               --------
       3.5     Landlord's Waivers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
               ------------------
       3.6     Management Support Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
               -----------------------------
       3.7     Filing Security Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
               -------------------------
       3.8     Power of Attorney  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
               -----------------
       3.9     Verifications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
               -------------

SECTION 4.        CLOSING AND CONDITIONS PRECEDENT TO ADVANCES  . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
       4.1     Resolutions, Opinions, and Other Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
               ------------------------------------------
       4.2     Absence of Certain Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
               -------------------------
       4.3     Warranties and Representations at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
               -----------------------------------------
       4.4     Compliance with this Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
               ------------------------------
       4.5     Officer's Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
               ---------------------
       4.6     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
               -------
       4.7     Non-Waiver of Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
               --------------------

SECTION 5.        REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
       5.1     Corporate Organization and Validity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
               -----------------------------------
       5.2     Places of Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
               ------------------
       5.3     Pending Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
               ------------------
       5.4     Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
               -------------------
       5.5     Governmental Consent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
               --------------------
       5.6     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
               -----
       5.7     Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
               --------------------

       5.8     Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
               ---------------
       5.9     Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
               ------------
       5.10    Guarantees, Contracts, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
               ---------------------------
       5.11    Government Regulations, etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
               ----------------------------
       5.12    Business Interruptions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
               ----------------------
       5.13    Names  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
               -----
       5.14    Other Associations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
               ------------------
       5.15    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
               ---------------------
       5.16    Regulation O   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
               ------------
       5.17    Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
               -------------
       5.18    Solvency   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
               --------
       5.19    Patents, Trademarks, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
               -------------------------
       5.20    Investment Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
               ------------------

SECTION 6.       AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
       6.1     Payment of Taxes and Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
               ---------------------------
       6.2     Maintenance of Properties and Corporate Existence  . . . . . . . . . . . . . . . . . . . . . . . . . .  38
               -------------------------------------------------
       6.3     Business Conducted   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
               ------------------
       6.4     Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
               ----------
       6.5     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
               -----
       6.6     Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
               -------------
       6.7     Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
               ----------------------
       6.8     Warranties for Future Advances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
               ------------------------------
       6.9     Financial Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
               -------------------
       6.10    Financial and Business Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
               ----------------------------------
       6.11    Officers' and Accountant's Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
               ---------------------------------------
       6.12    Inspection   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
               ----------
       6.13    Tax Returns and Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
               -----------------------
       6.14    Information to Participant   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
               --------------------------
       6.16    Name Changes, Places of Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
               --------------------------------
       6.17    Replacement of Management Support Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
               --------------------------------------------

SECTION 7.       NEGATIVE COVENANTS:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
       7.1     Merger, Consolidation, Dissolution or Liquidation  . . . . . . . . . . . . . . . . . . . . . . . . . .  50
               -------------------------------------------------
       7.2     Acquisitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
               ------------
       7.3     Liens and Encumbrances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
               ----------------------
       7.4     Transactions With Affiliates or Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
               --------------------------------------------
       7.5     Guarantees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
               ----------
       7.6     Distributions, Redemptions and Other Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . .  52
               -------------------------------------------------
       7.7     Loans and Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
               ---------------------
       7.8     Use of Lenders' Name   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
               --------------------
       7.9     Miscellaneous Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
               -----------------------
       7.10    Change of Ownership Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
               -----------------------------
       7.11    Change of Executive Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
               ---------------------------

SECTION 8.       DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
       8.1     Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
               -----------------
       8.2     Cure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
               ----
       8.3     Rights and Remedies on Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
               ------------------------------
       8.4     Nature of Remedies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
               ------------------

       8.5     Set-Off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
               -------

SECTION 9.       AGENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
       9.1     Appointment and Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
               -----------------------------
       9.2     General Immunity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
               ----------------
       9.3     Consultation with Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
               -------------------------
       9.4     Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
               ---------
       9.5     Rights as a Lender   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
               ------------------
       9.6     Responsibility of Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
               -----------------------
       9.7     Collections and Disbursements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
               -----------------------------
       9.8     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
               ---------------
       9.9     Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
               --------
       9.10    No Reliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
               -----------
       9.11    Reporting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
               ---------
       9.12    Removal of Agent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
               ----------------
       9.13    Action on Instructions of Lenders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
               ---------------------------------
       9.14    Several Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
               -------------------
       9.15    Consent of Lenders to Agent's Rights.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
               ------------------------------------
       9.16    Participations and Assignments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
               ------------------------------

SECTION 10.       MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
       10.1    GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
               -------------
       10.2    Integrated Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
               --------------------
       10.3    Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
               ------
       10.4    Time   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
               ----
       10.5    Expenses of Agent and Lenders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
               -----------------------------
       10.6    Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
               ---------
       10.7    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
               -------
       10.8    Headings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
               --------
       10.9    Survival   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
               --------
       10.10   Successors and Assigns   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
               ----------------------
       10.11   Duplicate Originals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
               -------------------
       10.12   Modification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
               ------------
       10.13   Signatories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
               -----------
       10.14   Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
               -------------
       10.15   Discharge of Taxes, Borrowers' Obligations,Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
               -----------------------------------------------
       10.16   Withholding and Other Tax Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
               -------------------------------------
       10.17   CONSENT TO JURISDICTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
               -----------------------
       10.18   Waiver of Jury Trial   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
               --------------------

                                  EXHIBIT LIST



Exhibit 1               --      Form of Borrowing Authorization
Exhibit 2.1(d)          --      Form of Borrowing Base Certificate
Exhibit 2.2             --      Form of Letter of Credit Agreement
Exhibit 5.1             --      Borrower's States of Qualifications
Exhibit 5.2             --      Places of Business
Exhibit 5.3             --      Judgments, Proceedings, Litigation and
                                Orders
Exhibit 5.4             --      Existing Liens and Claims
Exhibit 5.9             --      Subsidiary and Affiliates
Exhibit 5.10            --      Existing Guaranties, Investments and Borrowings, Leases and Employment Agreements
Exhibit 5.11            --      Employee Pension Plans
Exhibit 5.12            --      Business Interruptions
Exhibit 5.13(a)         --      Schedule of Names
Exhibit 5.13(b)         --      Trademarks, Patents and Copyrights
Exhibit 5.14            --      Other Associations
Exhibit 5.15            --      Environmental Disclosure
Exhibit 5.17            --      Capital Stock
Exhibit 5.19            --      Required Licenses
Exhibit 6.11            --      Form of Compliance Certificate
Exhibit 10.7            --      Restructuring Program

                                   SCHEDULES



Schedule A     --       Schedule of Lenders

Schedule B     --       Address of Lenders

Schedule C     --       Inventory Locations

                          LOAN AND SECURITY AGREEMENT


       This Loan and Security Agreement ("Agreement") is dated as of the 29th day of April, 1996, by and among L.A. T Sportswear, Inc. ( "Borrower"), Mellon Bank, N.A., a national banking association, in its capacity as agent, ("Agent") and Mellon Bank, N.A. ("Mellon") and the financial institutions now or hereafter a party hereto and listed on Schedule "A" attached hereto and made a part of this Agreement (as such Schedule may be amended, modified or replaced from time to time), in their capacity as lenders (Mellon and the other financial institutions, individually each being a "Lender" and collectively all being "Lenders").


                                   BACKGROUND

       A. Borrower desires to establish financing arrangements with Lenders to permit its uninterrupted and continuous business operations. Lenders are willing to make loans and grant extensions of credit to Borrower, under the terms and provisions hereinafter set forth.

       B. The parties desire to define the terms and conditions of their relationship and reduce them to writing.

       NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:


SECTION 1.  DEFINITIONS AND INTERPRETATION

       1.1 Terms Defined: As used in this Agreement, the following terms have the following respective meanings:

               Account - Any right to payment for goods sold or leased or for services rendered which is not evidenced by an instrument or chattel paper, whether or not it has been earned by performance.

               Account Debtor - Any Person obligated on any Account owing to Borrower.

               Advance(s) - Any monies advanced or credit extended to Borrower by any Lender under the Revolving Credit, including without limitation cash advances and the issuance of Letters of Credit.

               Affiliate - Section 7.4.

               Agreement - This Loan and Security Agreement, as it may hereafter be amended, supplemented or replaced from time to time.
               Applicable Base Rate Margin - One half of one percent (.50%) per annum provided, however, that upon receipt of Borrower's fiscal year end audited financial statements, commencing with the fiscal year ending December 28, 1996, and provided that no Event of Default has occurred, the Applicable Base Rate Margin shall be determined in accordance with the ratio of Borrower's EBITDA to interest expense as set forth in the following matrix:

       Ratio of EBITDA to
       Interest Expense                          Base Rate plus:
       ----------------                          ---------------
       [S]                                     [C]
       Greater than or equal to 2.00:1           .50%
       Greater than or equal to 2.50:1           .25%
       Greater than or equal to 3.0:1            0%

       The above pricing index shall be measured annually and shall be effective upon receipt of the fiscal year end audited financial statements referenced above.

               Applicable LIBOR Rate Margin - Two and three quarters percent (2.75%) per annum provided, however, that, upon receipt of Borrower's fiscal year end audited financial statements, commencing with the fiscal year ending December 28, 1996, and provided that no Event of Default has occurred, the Applicable LIBOR Rate Margin shall be determined in accordance with the ratio of Borrower's EBITDA to interest expense as set forth in the following matrix:

       Ratio of EBITDA to
       Interest Expense                  LIBOR Rate plus:
       ----------------                  ----------------
       Greater than or equal to 2.00:1           2.75%
       Greater than or equal to 2.5:1            2.50%
       Greater than or equal to 3.00:1           2.25%
       Greater than or equal to 3.50:1           2.00%
       Greater than 4.0:1                        1.75%

       The above pricing index shall be measured annually and shall be effective upon receipt of the fiscal year end audited financial statements referenced above.

               Authorized Officer - Any officer or employee of Borrower authorized by Borrower to request Advances as set forth in a Borrowing Authorization.

               Base Rate - The higher of (i) the Prime Rate or (ii) the effective Federal Funds Rate plus .50% per annum.

               Base Rate Loan - That portion of the Loans on which interest accrues at the Base Rate plus the Applicable Base Rate Margin.

               Base Rate Option - Section 2.4(a).

               Blocked Account Agreements - Those certain blocked account agreements in favor of Agent from each of the banks where Borrower maintains a bank account.

               Borrowing Authorization - A document, in the form of Exhibit 1 attached hereto and made part hereof, signed and delivered to Agent by an Authorized Officer of Borrower.

               Borrowing Base - As of any date of determination, an amount equal to the (a) sum of (i) 80% of Eligible Accounts, plus (ii) 60% of Eligible Inventory, not to exceed the Inventory Sublimit, plus (iii) the Fixed Asset Sublimit, plus (iv) the lesser of $50,000 or 50% of the Accounts due from T-Shirt Brokerage, Inc. which are not more than thirty (30) days past the invoice date and except as provided in clause (ix) of the definition of Eligible Receivables would otherwise constitute Eligible Receivables, minus (b) the L/C Reserve amount; provided however, that as of July 31, 1996 the percentage of Eligible Inventory referred to in clause (a)(ii) above shall be reduced to 50% and that as of the one year anniversary date of this Agreement, the Fixed Asset Sublimit shall be deleted from the calculation of the Borrowing Base.

               Borrowing Base Certificate - Section 2.1(d).

               Business Day - Any day that is not a Saturday or Sunday or day on which Agent or any Lender is required or permitted to close, and solely with respect to LIBOR Rate Loans requested by Borrower, shall mean any day on which the Agent is able to determine the LIBOR Rate for such requested LIBOR Rate Loan.

               Capital Expenditures - Any expenditure that would be classified as a capital expenditure on a statement of cash flow of Borrower prepared in accordance with GAAP, consistently applied.

               Cash Collateral Account - Section 2.3(b).

               Closing - Section 4.6.

               Closing Date - Section 4.6.

               Collateral - Section 3.1.

               Collateral Management Fee - Section 2.6(e).

               Current Assets - All assets that should be classified as current assets on a balance sheet of Borrower prepared in accordance with GAAP.

               Current Liabilities - All liabilities that should be classified as current liabilities on a balance sheet of Borrower prepared in accordance with GAAP, including without limitation, in any event for covenant purposes only, the Loans.

               Current Ratio - The ratio of (i) Current Assets to (ii) Current Liabilities.

               Debt to Tangible Net Worth Ratio - The ratio of (i) total Liabilities to (ii) Tangible Net Worth.

               Default Rate - Section 2.5(c).

               Distribution -

               (1) Dividends or other distributions of any kind on capital stock of Borrower;

               (2) The redemption, repurchase or acquisition of such stock or interests or of warrants, rights or other options to purchase such stock or interests.

               EBITDA to Interest Expense - For the period from the first day of the then current fiscal year through the last day of the fiscal period for which such calculation is made (i) the sum of Net Income before interest, taxes, depreciation and amortization, divided by (ii) the sum of cash interest expense, all of the foregoing as would be shown on a statement of earnings and cash flow of Borrower prepared in accordance with GAAP.

               Eligible Accounts - All Accounts of Borrower meeting all of the following specifications: (i) the Account is lawfully and exclusively owned by Borrower and subject to no Lien other than Liens of Agent for the benefit of Lenders, and Borrower has the right of assignment thereof and the power to grant a security interest therein; (ii) the Account is valid and enforceable representing the indebtedness of an Account Debtor not more than 90 days past the original invoice date provided that an otherwise Eligible Account subject to an invoice with extended terms shall be deemed eligible so long as it is not outstanding more than the lesser of 120 days past the invoice date or 30 days past the due date; (iii) the Account is not subject to any defense, set-off, counterclaim, dispute, deduction, discount, credit, chargeback, freight claim, allowance or adjustment of any kind; (iv) no part of any goods, the sale or lease of which has given rise to the Account, has been returned, rejected, lost or damaged; (v) if the Account arises from the sale of goods by Borrower, such sale was an absolute sale and not on consignment or on approval or on a sale-or-return basis or subject to any other repurchase or return agreement, and such goods have been shipped to the Account Debtor or its designee; (vi) if the Account arises from the performance of services, such services have actually been performed; (vii) the Account arose in the ordinary course of Borrower's business; (viii) no notice of the bankruptcy, receivership, reorganization, liquidation, dissolution, or insolvency of the Account Debtor has been received by Agent or Borrower; (ix) the Account Debtor is not a Subsidiary, Affiliate or employee of Borrower and does not control Borrower and is not under the control of or under common control with Borrower with the exception of Accounts owing from T-Shirt Brokerage Inc. as limited through the Borrowing Base definition; (x) it is not an Account of an Account Debtor having its principal place of business or executive office outside of the United States unless such Account is guaranteed in full by an irrevocable letter of credit satisfactory to Agent and assigned and delivered to Agent; (xi) the Account does not represent a sale to the government of the United States or any subdivision thereof unless Borrower has complied, for the benefit of Agent, with the Federal Assignment of Claims Act;
(xii) the Account, together with all other Accounts owing from the same Account Debtor, represents no more than ten percent (10%) of all of the Accounts of Borrower; (xiii) not more than twenty-five percent (25%) of the aggregate balance of all Accounts owing from the Account Debtor obligated on the Account are outstanding more than ninety (90) days past their invoice date; (xiv) the Account is payable in lawful money of the United States; and (xv) the Account meets such other reasonable specifications and requirements which may from time to time be established by Agent. Eligible Accounts shall not include that portion of an Account representing interest or late charges for past due balances, debit memos, or retainage.

               Eligible Inventory - All raw materials and finished goods Inventory of Borrower valued on a first-in, first-out, lower of cost or market basis, in accordance with GAAP, meeting all of the following specifications:
(i) it is located at a place of business listed on Schedule "C" attached hereto and made a part hereof; (ii) it is not subject to any Lien other than Liens of Agent for the benefit of Lenders (which shall be a properly perfected, first
Lien), and Borrower has the right of assignment thereof and the power to grant a security interest therein; (iii) it is not being held by Borrower for sale on consignment; (iv) it is not slow moving, discontinued, foreign or obsolete Inventory; (v) it is not work in process; (vi) it is not packaging, production supplies, tooling or any other supplies or spare parts; and (vii) it meets such other reasonable specifications and requirements which may from time to time be established by Agent.

               ERISA - The Employee Retirement Income Security Act of 1974, as the same may be amended, from time to time.

               Event of Default - Section 8.1.

               Expenses - Section 10.5.

               Facility Fee - Section 2.6(a).

               Federal Funds Rate - The daily rate of interest announced from time to time by the Board of Governors of the Federal Reserve System in publication H.15 as the "Federal Funds Rate."

               Fiscal Month End - The Saturday closest to the last day of each respective calendar month.

               Fiscal Quarter - The quarterly periods ending on the Saturday closest to the last day of each March 31, June 30 and September 30, as applicable, during each fiscal year.

               Fiscal Year End - The Saturday closest to December 31 for the applicable fiscal year.

               Fixed Asset Sublimit - An amount equal to the lesser of (i) 75% of the fair market value appraisal for Borrower's real property located at 1200 Airport Road, Ball Ground, Georgia or (ii) $1,000,000.

               Fixed Asset Sublimit Fee - Section 2.6(f).

               GAAP - Generally accepted accounting principles applied in a manner consistent with the most recent audited financial statements of Borrower referred to in Section 5.7 herein.

               Good Business Day - Any Business Day when banks in Philadelphia, Pennsylvania, New York, New York and London, England are open for business.

               Inventory - As defined in the UCC.

               Inventory Sublimit - $17,500,000, reducing to $15,000,000 as of July 31, 1996.

               IRS - Section 6.7.

               Issuing Bank - Section 2.2(a).

               Letters of Credit - Section 2.2(a).

               L/C Fees - Section 2.6(c).

               L/C Reserve - Section 2.2(d).

               L/C Sublimit - $2,000,000.

               Liabilities - All liabilities of every kind as would be shown on a balance sheet of Borrower prepared in accordance with GAAP.

               LIBOR Based Rate - The LIBOR Rate plus the Applicable LIBOR Rate Margin.

               LIBOR Based Rate Loan - That portion of the Loans on which interest accrues at the LIBOR Based Rate.

               LIBOR Interest Period - Section 2.4(b)(ii).

               LIBOR Rate - An annual rate of interest determined by Agent as being the rate available to Agent at approximately 11:00 a.m. London time in the London Interbank Market, as referenced by Reuters Screen "LIBO", in accordance with the usual practice in such market, for the LIBOR Interest Period elected by Borrower, in effect two Good Business Days prior to the funding date for a requested LIBOR Based Rate Loan (including those requested in connection with the conversion of a Base Rate Loan to a LIBOR Based Rate Loan in accordance with Section 2.4 hereof), or for a LIBOR Based Rate Loan which Borrower has elected to continue as a LIBOR Based Rate Loan beyond the expiration of the then current LIBOR Interest Period with respect thereto, for deposits of dollars in amounts equal (as nearly as may be estimated) to the amount of the LIBOR Based Rate Loan which shall then be loaned by the Lenders to Borrower as of the time of such determination, as such rate may be adjusted by the reserve percentage applicable during the LIBOR Interest Period in effect (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such LIBOR Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation, any emergency, supplemental or other marginal reserve requirement) for the Agent with respect to liabilities or assets consisting of or including "Eurocurrency Liabilities" as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time, having a term equal to such LIBOR Interest Period ("Eurocurrency Reserve Requirement"), as reasonably applied to loans of this type generally by the asset based loan department of Agent. Such adjustment shall be effectuated by calculating, and the LIBOR Rate shall be equal to, the quotient of (i) the offered rate divided by (ii) one minus the Eurocurrency Reserve Requirement.

               Lien - Any interest of any kind or nature in property securing an obligation owed to, or a claim of any kind or nature in property by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, regulation or contract, and including, but not limited to, a security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt, a capitalized lease, consignment or bailment for security purposes, a trust, or an assignment, or as a result of the issuance of any execution or distraint process against Borrower. The term "Lien" shall include without limitation, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property other than those which would not materially interfere with Borrower's use of the Property and would not materially detract from the value of the Property. For the purposes of this Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

               Loans - The unpaid balance of Advances under the Revolving Credit (including without limitation the undrawn amounts under all issued and outstanding Letters of Credit and all unreimbursed draws on Letters of Credit, unless expressly stated otherwise).

               Loan Documents - This Agreement, the Revolving Credit Notes, Management Support Agreements, and all agreements, instruments and documents executed and/or delivered from time to time pursuant to this Agreement or in connection therewith, as amended or replaced from time to time.

               Lockbox Agreement - That certain Lockbox Agreement(s) between Borrower and Agent executed and delivered by Borrower to Agent as it or they may be amended, supplemented or replaced from time to time.

               Lockbox - Section 2.3(b).

               Majority Lenders - At any time, Lenders holding Revolving Credit Pro Rata Percentages aggregating at least Fifty-One (51%) percent of the total Revolving Credit Pro Rata Shares at such time.

               Management Support Agreements - Those certain Management Support and Validity Guaranty Agreements from Isador Mitzner, David Shelton and Robert Aldworth, officers of Borrower, to Agent, for the benefit of Lenders, in form and substance satisfactory to Agent.

               Material Adverse Effect - Any material adverse effect on the Borrower's financial condition, assets, operating status or projected financial condition or any fact or circumstance that, singly or in the aggregate with any fact or circumstance, has a reasonable likelihood of resulting in or leading to the inability of Borrower to perform in any material respect its obligations under this Agreement or under any Loan Document or the inability of Agent and/or Lenders to enforce in any material respect the rights purported to be granted to them under this Agreement or any Loan Document or which might have a material adverse effect on the ability of Borrower to effectuate (including hindering or unduly delaying) the transactions contemplated by this Agreement and the Loan Documents on the terms contemplated hereby and thereby.

               Net Income - Net income after taxes as such would appear on a statement of income of Borrower, prepared in accordance with GAAP.

               Obligations - All existing and future liabilities and obligations of every kind or nature at any time owing by Borrower to Lenders, Issuing Bank, and/or to Agent in connection with the Loan Documents (including, without limitation, this Agreement and the Revolving Credit Notes) and the transactions contemplated hereby and thereby, whether joint or several, related or unrelated, primary or secondary, matured or contingent, direct or indirect, due or to become due, and whether principal, interest, fees or Expenses, including, without limitation, Obligations in respect of the Revolving Credit whether related to cash Advances or Letters of Credit (whether drawn or undrawn) and any extensions, modifications, substitutions, increases and renewals thereof, and the payment of all reasonable amounts advanced by Agent, on behalf of Lenders, to preserve, protect and enforce rights hereunder and in the Collateral and all Expenses incurred in connection therewith and herewith.

               Overadvances - Any amounts by which the outstanding Loans (including, without limitation, drawn and undrawn amounts under Letters of Credit) at any time exceed the Borrowing Base.

               Permitted Investments - (a) Investments in direct or indirect obligations of, or obligations unconditionally guaranteed by, the United States of America and maturing within twelve (12) months from the date of acquisition;
(b) investments in commercial paper of Agent or commercial paper rated "Prime-1" by Moody's Investors Services or "A-1" by Standard & Poor's Corporation, or with an equivalent rating by another rating agency of nationally recognized standing, maturing within twelve (12) months from the date of acquisition; and (c) certificates of deposit maturing within twelve
(12) months from the date of acquisition and issued by Agent.

               PBGC - Section 6.7.

               Permitted Liens - Section 7.3.

               Person - An individual, partnership, corporation, trust, unincorporated association or organization, joint venture or any other entity.

               Prime Rate - That per annum rate designated or announced by Agent at its principal office from time to time as its prime rate of interest, which may be greater or less than other interest rates charged by Agent to other borrowers and is not solely based or dependent upon the interest rate which Agent may charge any particular borrower or class of borrowers.

               Property - Any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

               Regulation D - Regulation D of the Board of Governors of the Federal Reserve System, comprising Part 204 of Title 12, Code of Federal Regulations, as amended, and any successor thereto.

               Revolving Credit - Section 2.1(a).

               Revolving Credit Limit - $35,000,000, reducing to $30,000,000 as of July 31, 1996.

               Revolving Credit Maturity Date - March 31, 1999.

               Revolving Credit Notes - Those notes described in Section 2.1(b), as they may be amended, supplemented, replaced or restated from time to time.

               Revolving Credit Pro Rata Percentage - Section 2.1(a)(ii).

               Revolving Credit Pro Rata Share - Section 2.1(a)(ii).

               Revolving Credit Term - Section 2.1(c).

               Settlement Date - Section 2.3(c)(iii).

               Subsidiary - Any corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned directly or indirectly by Borrower or owned by a corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned directly or indirectly by Borrower.

               Tangible Net Worth - The amount by which the assets (excluding trademarks, goodwill, covenants not to compete, deferred closing costs and all other assets as would be characterized as intangible assets under GAAP) exceed all Liabilities as would be shown on a balance sheet of Borrower, prepared in accordance with GAAP.

               Termination Fee - Section 2.6(d).

               UCC - The Uniform Commercial Code as adopted in the Commonwealth of Pennsylvania at 13 Pa.C.S.A. Section 1101 et seq.

               Unfunded Capital Expenditures - Capital Expenditures made with
(i) use of cash Advances or (ii) Borrower's own funds obtained other than (A) through equity contributed subsequent to the Closing or (B) purchase money or other financing or lease transactions.

               Unused Revolver - means the Revolving Credit Limit minus the
Loans.

               Usage Fee - Section 2.6(b).

               Working Capital - Current Assets minus Current Liabilities.

       1.2 Accounting Principles: Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, to the extent applicable, except as otherwise expressly provided in this Agreement.

SECTION 2.  THE LOANS

       2.1     Revolving Credit - Description:

               (a)      (i)     Subject to the terms and conditions of this
Agreement, Lenders hereby establish for the benefit of Borrower a revolving credit facility (collectively, the "Revolving Credit") which shall include Advances extended by Lenders to or for the benefit of Borrower from time to time hereunder. The aggregate principal amount of all Loans, shall not, at any time, exceed the lesser of the Revolving Credit Limit or the Borrowing Base. Subject to such limitation, the outstanding balance of Loans under the Revolving Credit may fluctuate from time to time, to be reduced by repayments made by Borrower, to be increased by future Advances which may be made by Lenders and, subject to the provisions of Section 8 below, shall be due and payable on the Revolving Credit Maturity Date. If the aggregate principal amount of all Loans at any time exceeds the lesser of the Revolving Credit Limit or the Borrowing Base, Borrower shall immediately repay such excess in full. Agent has the right at any time and from time to time, in its reasonable discretion, to create and set aside reasonable reserves against availability under the Borrowing Base in such amounts as it may deem appropriate based upon Agent's evaluation of the quality, value, collectibility or Lien status of any Collateral.

                   (ii) Subject to Section 8.3(a) below and the terms of this Agreement, each Lender agrees to lend to Borrower an amount equal to such Lender's respective percentage (as to each Lender, the percentage of the Revolving Credit set forth opposite its name on Schedule "A" attached hereto and made a part hereof and referred to as its "Revolving Credit Pro Rata Percentage") of the Advance requested by Borrower. The outstanding Loans of each Lender shall not exceed the respective amount ("Revolving Credit Pro Rata Shares") set forth opposite its name on Schedule "A".

               (b) At Closing, Borrower shall execute and deliver its promissory note to each Lender for the total principal amount of such Lender's Revolving Credit Pro Rata Share (collectively, as amended, modified or replaced from time to time, the "Revolving Credit Notes"). Each Revolving Credit Note shall evidence Borrower's unconditional obligation to repay such Lender for all outstanding Loans owed to such Lender under the Revolving Credit, with interest as herein and therein provided. Each and every Advance under the Revolving Credit shall be deemed evidenced by the Revolving Credit Notes, which are deemed incorporated herein by reference and made a part hereof.

               (c) The term ("Revolving Credit Term") of the Revolving Credit shall expire on the Revolving Credit Maturity Date.

On such date, unless having been sooner accelerated by Agent or sooner terminated by Borrower pursuant to Section 2.6(d) hereof, all Obligations shall be due and payable in full, and after such date no further Advances shall be available from Lenders.

               (d) Borrower shall deliver, with each request for an Advance but in any event, at least once each week (unless following the occurrence of an Event of Default. Agent requests more frequent delivery), a borrowing base certificate in the form of Exhibit 2.1(d) attached hereto and made a part hereof ("Borrowing Base Certificate"), executed by an Authorized Officer, prepared as of the close of business on the Business Day immediately preceding Borrower's transmittal thereof.

       2.2     Letters of Credit:

               (a) As a part of the Revolving Credit and subject to its terms and conditions (including, without limitation, the Borrowing Base) Mellon in its capacity as a Lender ("Issuing Bank"), shall, on behalf of and for the benefit of all Lenders, make available to Borrower documentary/merchandise letters of credit and standby letters of credit (collectively "Letters of Credit"), the outstanding undrawn amount of which shall not exceed, in the aggregate at any one time the L/C Sublimit. Notwithstanding the foregoing, all Letters of Credit shall be in form and substance satisfactory to Issuing Bank and Agent. No documentary/merchandise letter of credit shall be issued with an expiry of greater than 90 days from the date of issuance and no standby letter of credit shall be issued with an expiry date later than one year from the date of issuance, but in no event shall any Letter of Credit carry an expiry date later than the Revolving Credit Maturity Date. Borrower shall execute and deliver to Issuing Bank all letter of credit agreements, including an agreement in the form attached hereto as Exhibit 2.2 and other documents required by Issuing Bank for such purposes, all such documents to be in form and substance satisfactory to Issuing Bank in its sole discretion.

               (b) Immediately upon the issuance of any Letter of Credit, Issuing Bank is deemed to have granted to each other Lender, and each other Lender is hereby deemed to have acquired, an undivided participating interest (without recourse or warranty), in accordance with each such other Lender's respective Revolving Credit Pro Rata Percentage, in all of Issuing Bank's rights and liabilities with respect to such Letter of Credit. Each Lender shall be directly and unconditionally obligated without deduction or setoff of any kind, to Issuing Bank, according to its Revolving Credit Pro Rata Percentage, to reimburse Issuing Bank on demand for any draws made at any time (including, without limitation, following the commencement of any bankruptcy, reorganization, receivership, liquidation or dissolution proceeding with respect to Borrower) under any Letter of Credit.

               (c) Issuing Bank shall be immediately, absolutely and unconditionally reimbursed, without offset or deduction of any kind, by Borrower for draws made under a Letter of Credit. Such reimbursement shall be made, at the option of Agent, by either a cash payment by Borrower or by Lenders automatically making or having deemed made (without further request or approval of Borrower or Lenders), a cash Advance under the Revolving Credit (regardless of whether availability then exists under the Borrowing Base). All cash Advances made by Agent which constitute a reimbursement to Issuing Bank for a draw under a Letter of Credit shall be repaid to Agent by Lenders, without deduction or setoff of any kind, in accordance with their respective Revolving Credit Pro Rata Percentages in accordance with Section 2.3(c).

               (d) The sum of (A) one hundred percent (100%) of the face amount of standby Letters of Credit issued and outstanding, plus (B) fifty percent (50%) of the face amount of documentary/merchandise Letters of Credit issued and outstanding, shall constitute reserves against the Borrowing Base ("L/C Reserve").

       2.3     Advances, Conversions, Renewals and Payments:

               (a) Except to the extent otherwise set forth in this Agreement, all payments of principal and of interest on the Revolving Credit, the Facility Fee, the Expenses, the Usage Fee, the L/C Fees, and all other charges and any other Obligations of Borrower hereunder, shall be made to Agent at its main Philadelphia banking office, Mellon Bank Center, 1735 Market Street, Philadelphia, Pennsylvania, in United States dollars, in immediately available funds. Agent, on behalf of all Lenders, shall have the unconditional right and discretion to make a cash Advance under the Revolving Credit to pay, and/or to charge Borrower's operating account with Agent or any Lender for, all of Borrower's Obligations as they become due from time to time under this Agreement including without limitation, interest, principal, fees and reimbursement of Expenses.

               (b) Borrower shall maintain a lockbox and/or blocked account(s) (collectively "Lockbox") with Agent and/or other financial institutions acceptable to Agent, and a non-interest bearing depository account(s) ("Cash Collateral Account") with Agent (subject to the provisions of this subparagraph, and the Lockbox Agreement). Borrower has agreed with Agent that all collections of Accounts will be paid directly from Account

Debtors into the Lockbox. Funds shall then be transferred to the Cash Collateral Account, which funds, upon becoming collected funds, shall be applied by Agent, to reduce the outstanding indebtedness under the Revolving Credit, with future Advances considered by Agent under the conditions set forth in this Section 2; provided, however, that if (a) no Event of Default has occurred and is continuing, (b) there are no Obligations outstanding or the only Loans outstanding are LIBOR Based Rate Loans, and (c) no Overadvances are outstanding, funds in the Cash Collateral Account shall, if requested by Borrower, be deposited into Borrower's deposit account with Agent. All collections of Accounts and proceeds of other Collateral received by Borrower shall be held in trust for the benefit of Lenders and immediately remitted, in specie, to Agent for deposit in the Cash Collateral Account. Except as provided in the proviso to the third sentence of this subsection (b), Borrower shall have no right of access to or withdrawal from the Lockbox or the Cash Collateral Account; provided that if there are no outstanding Obligations, then all collections of Accounts shall be transferred to Borrower's operating account with Agent at such time as such collections have become collected funds. All funds transferred from the Cash Collateral Account for application to Borrower's Obligations shall be subject to a one day funds clearance charge calculated and applied in accordance with the funds clearance procedures of the Asset Based Department of the Agent.

               (c)      (i)     Cash Advances which may be made by Lenders from
time to time under the Revolving Credit shall be made available for the use and benefit of Borrower by crediting such proceeds to Borrower's operating account with Agent.

                        (ii) All cash Advances subject to the Base Rate Option requested by Borrower under the Revolving Credit must be requested by 11:00 A.M., Philadelphia time, on the date such Advance is to be made, which must be a Business Day. All cash Advances subject to the LIBOR Rate Option or conversions from cash Advances subject to the Base Rate Option to the LIBOR Rate Option, requested by Borrower must be requested by 11:00 A.M. Philadelphia time, three Good Business Days prior to the date of such requested cash Advance. If Borrower does not have the required availability for such requested Advance under the Borrowing Base on the date any such LIBOR Based Rate Loan is to be made, then Lenders shall not be required to make such Advance. All remittances at any time among Lenders and Agent under this Agreement shall be made in immediately available funds by federal funds wire transfer. All requests for a cash Advance may be made either by telephone or in writing, provided that all telephonic requests are, upon Agent's request, to be confirmed by Borrower in writing on the same day, and further provided that such written confirmation may be sent by telecopy or facsimile transmission. No Lender shall be obligated, for any reason whatsoever, to advance or reimburse Agent for the share of any other Lender.

                  (iii) A. Between each Settlement Date, Agent, in its capacity as a Lender, shall have the discretion (without any duty or obligation regardless of any prior practice or procedures) to make all cash Advances for the account and on behalf of the Lenders in accordance with each Lender's Revolving Credit Pro Rata Percentage. Periodically but not less frequently than once every week on the same day of each week, unless such day is not a Business Day, in which event such determination shall be made the next Business Day ("Settlement Date"), Agent shall make a determination of the appropriate dollar amount of each Lender's Loans based upon each such Lender's Revolving Credit Pro Rata Percentage of all then outstanding Loans, which amounts shall be calculated as of the close of the Business Day immediately preceding each respective Settlement Date. Amounts of principal paid to Agent by Borrower from time to time, between Settlement Dates, shall be applied to the outstanding balance of Loans made by Agent, as a Lender pursuant hereto, with the outstanding balance of Loans made by each other Lender to be adjusted on the next Settlement Date. Interest shall accrue and each Lender shall be entitled to receive interest at the applicable rate only on the actual outstanding dollar amount of its respective outstanding Loans without regard to a prospective settlement. On each Settlement Date, Agent shall then issue to each Lender a settlement schedule containing information with respect to the status of the Loans and the relevant net positions of the Lenders and the outstanding balances of their respective Loans as of the close of the Business Day preceding such Settlement Date. Each settlement schedule shall show the net amount then owing by each Lender to Agent or by Agent to each such Lender based upon the aggregate cash Advances made and collections received since the most recent Settlement Date and settlement among the Lenders and the Agent shall be made in accordance with the direction of Agent no later than 11:00 A.M. Philadelphia time, on each Settlement Date. To the extent Agent is not reimbursed by any Lender on a Settlement Date in accordance with Agent's direction, Borrower shall immediately repay Agent on demand the amount of any reimbursement not so made by any Lender.

                                B.  Each Lender is absolutely and
unconditionally obligated without setoff or deduction of any kind, to remit to Agent on the Settlement Date any amount showing to be owing to Agent by such Lender on the settlement schedule for such date. Agent shall also be entitled to recover any and all actual losses and damages (including without limitation, reasonable attorneys' fees) from any party failing to remit payment on the Settlement Date in accordance with this Agreement. Agent may set off the obligations of such party under this paragraph against any distributions or payments of the Obligations which such party would otherwise make available at any time.

                        (iv) A. In lieu of the procedure set forth in the preceding subparagraph (iii), Agent may provide the Lenders with notice that the Borrower has requested a cash Advance, on the same Business Day as such request, and request each Lender to provide Agent with such Lender's Revolving Credit Pro Rata Percentage of such requested cash Advance prior to Agent's making such cash Advance. Upon receipt of such notice from Agent prior to 12:00 p.m., Philadelphia time, each Lender shall remit to Agent its respective Revolving Credit Pro Rata Percentage of such requested cash Advance, prior to 1:00 P.M. Philadelphia time, on the Business Day Agent is scheduled to make such cash Advance in accordance with Section 2.3(c)(ii) hereof. Neither Agent nor any other Lender shall be obligated, for any reason whatsoever, to remit or advance the share of any other Lender. Agent shall not be required to make the full amount of the requested cash Advance unless and until it receives funds representing each other Lender's Revolving Credit Pro Rata Percentage of such requested cash Advance, but Agent shall advance to Borrower that portion of the requested cash Advance equal to the Revolving Credit Pro Rata Percentages of such requested cash Advance which it has received from the Lenders.

                                B.       If Agent does not receive each other
Lender's Revolving Credit Pro Rata Percentage of such requested cash Advance, and Agent elects, in its sole discretion, to make the requested cash Advance on behalf of Lenders or any of them, Agent shall be entitled to recover each Lender's Revolving Credit Pro Rata Percentage of each cash Advance together with interest at a per annum rate equal to the Federal Funds Rate during the period commencing on the date such cash Advance is made and ending on (but excluding) the date Agent recovers such amount. Each Lender is absolutely and unconditionally obligated, without deduction or setoff of any kind, to forward to Agent its Revolving Credit Pro Rata Percentage of each cash Advance made pursuant to the terms of this Agreement. To the extent Agent is not reimbursed by such Lender, Borrower shall repay Agent immediately on demand, such amount. Agent shall also be entitled to recover any and all actual losses and damages (including, without limitation, reasonable attorneys' fees) from any Lender failing to so advance upon demand of Agent. Agent may set off the obligations of a Lender under this paragraph against any distributions or payments of the Obligations which Agent would otherwise make available to such Lender at any time.

                        (v) To the extent and during the time period in which any Lender fails to provide or delays providing its respective payment to Agent pursuant to clause (iii) or (iv) above, such Lender's percentage of all payments of the Obligations (but not its Revolving Credit Pro Rata Percentage of future Advances required to be funded by such Lender) shall decrease to reflect the actual percentage which its actual outstanding Loans bears to the total outstanding Loans of all Lenders.

       2.4     Revolving Credit Interest:

               (a) Base Rate Option - The unpaid principal balance of Loans under the Revolving Credit, unless subject to the LIBOR Rate Option, shall bear interest, subject to the terms hereof, at the per annum rate equal to the Base Rate plus the Applicable Base Rate Margin ("Base Rate Option"). Changes in the Base Rate shall become effective on the same day as Agent announces a change in its Prime Rate. Interest on Base Rate Loans shall be due and payable in arrears on the first day of each calendar month commencing the first day of the first full month following the Closing Date.

               (b)      LIBOR Rate Option:

                        (i) Provided that Borrower has at least $5,000,000 in Base Rate Loans outstanding, and so long as no Event of Default has occurred, Borrower shall have the option to have the unpaid principal balance of Loans (in excess of $5,000,000) under the Revolving Credit bear interest at the LIBOR Based Rate ("LIBOR Rate Option"), provided that LIBOR Rate Loans shall be in $1,000,000 increments and in a minimum amount of Five Million Dollars ($5,000,000.00).

                        (ii) LIBOR Based Rate Loans shall be selected for a period of either one month, two months, three months or six months duration, as the Borrower may elect, during which the LIBOR Based Rate is applicable ("LIBOR Interest Period"); provided, however, that (a) if the LIBOR Interest Period would otherwise end on a day which shall not be a Good Business Day, such LIBOR Interest Period shall be extended to the next succeeding Good Business Day, unless such Good Business Day falls in another calendar month, in which case such LIBOR Interest Period shall end on the next preceding Good Business Day subject to clause (c) below; (b) interest shall accrue from and including the first day of each LIBOR Interest Period to, but excluding the day on which any LIBOR Interest Period expires; and (c) with respect to any LIBOR Interest Period which begins on the last Good Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period), the LIBOR Interest Period shall end on the last Good Business Day of a calendar month. Interest on a LIBOR Based Rate Loan shall be due and payable in arrears on the last day of the applicable LIBOR Interest Period, except with respect to six month LIBOR Interest Periods, in which case interest shall be paid as if such LIBOR Interest Period were 2 three-month LIBOR Interest Periods. No LIBOR Interest Period may end after the Revolving Credit Maturity Date. Subject to all of the terms and conditions applicable to a request that a new cash Advance be a LIBOR Based Rate Loan, Borrower may extend a LIBOR Based Rate Loan as of the last day of the LIBOR Interest Period to a new LIBOR Based Rate Loan or may convert all or a portion of the Loans subject to the Base Rate Option to a LIBOR Based Rate Loan. If the Borrower fails to notify the Agent of the LIBOR Interest Period for a subsequent LIBOR Based Rate Loan at least three Good Business Days prior to the last day of the then current LIBOR Interest Period of an outstanding LIBOR Based Rate Loan, then such outstanding LIBOR Based Rate Loan shall become a loan subject to the Base Rate Option at the end of the current LIBOR Interest Period for such outstanding LIBOR Based Rate Loan and shall accrue interest in accordance with Section 2.4(a) above.

                  (iii) The LIBOR Rate may be automatically adjusted by Agent on a prospective basis to take into account the additional or increased cost of maintaining any necessary reserves for Eurodollar deposits or increased costs due to changes in applicable law or regulation or the interpretation thereof occurring subsequent to the commencement of the then applicable LIBOR Interest Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws as they affect financial institutions) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding any such changes that have resulted in a payment pursuant to Section 2.10 hereof, that increase the cost to Lenders of funding the LIBOR Based Rate Loan. Agent shall promptly give the Borrower and each Lender notice of such a determination and adjustment, which determination shall be conclusive as to the correctness of the fact and the amount of such adjustment, absent manifest error. The Borrower may, by written notice to Agent, (A) request Agent to furnish to the Borrower a statement setting forth the basis for adjusting such LIBOR Based Rate and the method for determining the amount of such adjustment; and/or (B) prepay the LIBOR Based Rate Loan with respect to which such adjustment is made, subject to the requirements of Section 2.9 below.

                        (iv) In the event that the Borrower shall have requested the LIBOR Rate Option in accordance with Section 2.4(b)
and Agent shall have reasonably determined that Eurodollar deposits equal to the amount of the principal of the requested LIBOR Based Rate Loan and for the LIBOR Interest Period specified are unavailable, impractical or unlawful, or that the rate based on the LIBOR Rate will not adequately and fairly reflect the cost of funds of the LIBOR Based Rate applicable to the specified LIBOR Interest Period, of making or maintaining the principal amount of the requested LIBOR Based Rate Loan specified by the Borrower during the LIBOR Interest Period specified, or that by reason of circumstances affecting Eurodollar markets, adequate and reasonable means do not exist for ascertaining the rate based on the LIBOR Rate applicable to the specified LIBOR Interest Period, Agent shall promptly give notice of such determination to the Borrower that the rate based on the LIBOR Rate is not available. A determination by Agent hereunder shall be prima facie evidence of the correctness of the fact and
amount of such additional costs or unavailability.   Upon such a determination,
(A) the right of Borrower to select, convert to, or maintain a LIBOR Based Rate Loan at the rate based on the LIBOR Rate shall be suspended until Agent shall have notified the Borrower that such conditions shall have ceased to exist, and
(B) the Loans subject to the requested LIBOR Rate Option shall accrue interest in accordance with Section 2.4(a) above.

                        (v) In the event that, as a result of any changes in applicable law or regulation or the interpretation thereof, it becomes unlawful for a Lender to make or to continue to fund or maintain LIBOR Based Rate Loans or to maintain Eurodollar liabilities sufficient to fund any LIBOR Based Rate Loan subject to the LIBOR Based Rate, then such Lender shall immediately notify Agent who shall immediately notify the other Lenders and Borrower thereof and such Lender's obligations to make, convert to, or maintain a LIBOR Based Rate Loan at the LIBOR Based Rate shall be suspended until such time as such Lender may again cause the LIBOR Based Rate to be applicable to its share of any LIBOR Based Rate Loans and such Lender's share of the Loans subject to the LIBOR Based Rate shall accrue interest in accordance with
Section 2.4(a) above. Promptly after becoming aware that it is no longer unlawful for such Lender to maintain such Eurodollar liabilities, such Lender shall notify Agent who will notify Borrower thereof and such suspension shall cease to exist.

       2.5     Additional Interest Provisions.

               (a) Calculation of Interest: Interest on the Loans, regardless of the rate option, shall be based on a three hundred sixty (360) day year and charged for the actual number of days elapsed.

               (b) Limitation on LIBOR Based Rate Loans: Upon the occurrence and continuance of an Event of Default, Agent may in its sole discretion eliminate the availability of LIBOR Based Rate Loans.

               (c) Default Rate: After the occurrence and during the continuance of an Event of Default hereunder, Agent may, and shall at the direction of the Majority Lenders, increase the per annum effective rate of interest on all Loans outstanding under the Revolving Credit, including amounts drawn and not yet reimbursed under Letters of Credit, regardless of the rate option, to a rate equal to two (2%) percentage points in excess of the applicable interest rate (the "Default Rate").

               (d) Conversion: Following the occurrence of an Event of Default and written notice from Agent that the Obligations have been accelerated, all LIBOR Based Rate Loans shall convert to a Base Rate Loan, which conversion is independent of Agent's rights under Section 2.5(c).

               (e) Continuation of Interest Charges: All contractual rates of interest chargeable on outstanding Loans, regardless of the rate option, shall continue to accrue and be paid even after default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

               (f) Applicable Interest Limitations: In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lenders have charged or received interest hereunder in excess of the highest applicable rate, Agent, on behalf of Lenders, shall in its sole discretion, apply and set off such excess interest received by Lenders against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

       2.6     Fees:

               (a) Facility Fee: As of the Closing, Borrower shall have paid to Agent, for the benefit of Lenders, a non-refundable facility fee in the amount of $80,000.00 ("Facility Fee").

               (b) Usage Fee: So long as the Revolving Credit is outstanding and has not been terminated pursuant to the terms hereof, Borrower shall unconditionally pay to Agent, for the benefit of Lenders in accordance with their Revolving Credit Pro Rata Percentage, a non-refundable fee ("Usage Fee") equal to one-fifth of one percent (.20%) per annum of the average daily Unused Revolver. The Usage Fee shall be computed and paid on a monthly basis, in arrears, on the first day of each calendar month, beginning on the first day of the first calendar month after the initial Advance hereunder.

               (c) Letter of Credit Fees: Borrower shall pay to Agent, for the benefit of Lenders in accordance with their Revolving Credit Pro Rata Percentage, letter of credit fees equal to: two percent (2%) per annum of the face amount of documentary/merchandise letters of credit upon and as a condition of the issuance thereof, and two percent (2%) per annum of the face amount of each standby letter of credit on the first day of each calendar quarter in arrears. Borrower shall also pay to Issuing Bank all of Issuing Bank's standard charges (including without limitation all cable and wire transfer charges) for the account of Issuing Bank for the issuance, amendment, negotiation/payment, extension and cancellation of each such Letter of Credit. All such fees are collectively, the "L/C Fees".

               (d) Termination Fee: In the event there occurs any termination of the Revolving Credit for any reason whatsoever prior to the Revolving Credit Maturity Date, Borrower, if initiating such termination, may only effect such termination on at least ninety (90) days prior written notice to Agent and in all events Borrower shall pay to Agent for the benefit of Lenders in accordance with their Revolving Credit Pro Rata Percentage, a prepayment premium (the "Termination Fee") in an amount equal to three percent (3%) of the Revolving Credit Limit if such termination occurs during the first year of the Revolving Credit Term, two percent (2%) of the Revolving Credit Limit if the termination occurs during the second year of the Revolving Credit Term and one percent (1%) of the Revolving Credit Limit if such termination occurs at any time thereafter prior to the Revolving Credit Maturity Date, as well as make full payment of all outstanding Obligations, in which case any and all commitments of Lenders and Agent hereunder shall cease as of such date of termination.

               (e) Collateral Management Fee: So long as the Revolving Credit is outstanding and has not been terminated pursuant to the terms hereof, Borrower shall unconditionally pay to Agent, for its sole benefit, a non-refundable audit and collateral management fee in the amount of $5,000 per month payable in advance ("Collateral Management Fee"). The Collateral Management Fee is subject to reduction upon receipt of Borrower's fiscal year end audited financial statements commencing with the fiscal year ending December 28, 1996 and provided that no Event of Default has occurred, based on the ratio of Borrower's EBITDA to interest expense as set forth below:

       Ratio of EBITDA to
       Interest Expense                  Monthly Fee:
       ----------------                  ------------
       Greater than or equal to 2.00:1   $5,000.00
       Greater than or equal to 2.50:1   $4,000.00
       Greater than or equal to 3.00:1   $3,000.00

               (f) Fixed Asset Sublimit Fee: As of the Closing, Borrower shall have paid to Agent, for the benefit of Lenders, a non-refundable fee for the establishment of the Fixed Asset Sublimit in the amount of $20,000.00 ("Fixed Asset Sublimit Fee").

               (g)      Calculation of Fees:  All fees provided for in this
Section 2.6 shall be based on a three hundred sixty (360) day year and charged for the actual number of days elapsed.

       2.7     Prepayments:

               (a)      LIBOR Based Rate Loans:  Apart from the provisions of
Section 2.6(d) above, if applicable, no portion of any LIBOR Based Rate Loan may be prepaid at any time unless Borrower first satisfies in full its obligations under Section 2.9 below arising from such prepayment.

               (b) Base Rate Loans: Subject to Sections 2.6(b) and (d), Base Rate Loans may be prepaid at any time and from time to time in whole or in part without premium or penalty.

               (c) Proceeds of Collateral: Borrower shall, upon the receipt of proceeds of any Collateral, hold such proceeds in trust for Lenders and immediately remit in specie, all such proceeds to Agent, which funds, unless the only outstanding Loans are LIBOR Based Rate Loans, no Overadvances are outstanding and no Event of Default exists, shall be applied against the Obligations; provided however that so long as no Event of Default has occurred and if there are no Obligations outstanding, such funds shall be deposited into Borrower's deposit account with Agent.

       2.8 Use of Proceeds: The extensions of credit under and proceeds of the Revolving Credit shall be used for (i) refinancing Borrower's existing borrowed indebtedness, and (ii) working capital and any other lawful purpose not otherwise prohibited under this Agreement.

       2.9     Indemnity/Loss of Margin:

               (a) Borrower shall indemnify, defend and hold harmless Agent and Lenders against any and all loss, liability, cost or expense which Agent and any Lender or Lenders may sustain or incur as a consequence of (i) any failure of Borrower to obtain, convert or extend any LIBOR Based Rate Loan after notice thereof has been given to Agent; (ii) any payment, prepayment, termination or conversion of a LIBOR Based Rate Loan made for any reason on a date other than the last day of the applicable LIBOR Interest Period; or (iii) any failure of Borrower to have the required availability under the Borrowing Base for a requested Advance subject to the LIBOR Rate Option. Borrower shall pay the full amount thereof to Agent, for the ratable benefit of Lenders, on demand by Agent.

               (b) In the event that any present or future law, rule, regulation, treaty or official directive or the interpretation or application thereof by any central bank, monetary authority or governmental authority, or the compliance with any guideline or request of any central bank, monetary authority or governmental authority (whether or not having the force of law) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit, or other similar requirement with respect to deposits in or for the account of, or loans or advances or commitment to make loans or advances by, or letters of credit issued or commitment to issue letters of credit by a Lender and the result of any of the foregoing is to increase the costs of a Lender, reduce the income receivable by or return on equity of Lender or impose any expense upon Lender with respect to any advances or extensions of credit or commitments to make advances or extensions of credit under this Agreement, such Lender shall so notify Agent in writing. Upon notice from Agent, Borrower agrees to either (i) pay such Lender the amount of such increase in cost, reduction in income, reduced return on equity or capital, or additional expense after presentation by such Lender of a statement concerning such increase in cost, reduction in income, reduced return on equity or capital, or additional expense, or (ii) within fifteen (15) days from the date of such notice, notify Agent in writing of its intent to terminate the Revolving Credit, which notice shall be irrevocable, and Borrower shall obtain new financing with an interest rate lower than the then applicable rate being charged under this Agreement (taking into account the amount Borrower would otherwise be required to pay pursuant to clause (i) above) and within ninety (90) days from the date of such notice of termination make full payment of all outstanding Obligations (exclusive of any otherwise applicable Termination Fee which shall not be payable if a termination occurs pursuant to this clause (ii)). Any such statement delivered pursuant to clause (i) above shall set forth a brief explanation of the amount and such Lender's calculation of the amount (in determining such amount such Lender may use any reasonable averaging and attribution methods), which statement shall be conclusively deemed correct absent manifest error.

       2.10 Capital Adequacy: If any present or future law, governmental rule, regulation, policy, guideline, directive or similar requirement (whether or not having the force of law) imposes, modifies, or deems applicable any capital adequacy, capital maintenance or similar requirement which affects the manner in which any Lender allocates capital resources to its commitments (including any commitments hereunder), and as a result thereof, in the opinion of such Lender, the rate of return on such Lender's capital with regard to the Loans and/or its obligations hereunder is reduced to a level below that which such Lender could have achieved but for such circumstances taking into account such Lender's policies regarding capital adequacy, then in such case and upon notice from Agent to Borrower, from time to time, Borrower shall either (i) pay such Lender such additional amount or amounts as shall compensate such Lender for such reduction in its rate of return, or (ii) if such Lender is Mellon, within fifteen (15) days from the date of such notice, notify Agent in writing of it intent to terminate the Revolving Credit, which notice shall be irrevocable, and Borrower shall obtain new financing with an interest rate lower than the then applicable rate being charged under this Agreement (taking into account the compensation which would otherwise be required by clause (i) above) and within ninety (90) days from the date of such notice of termination make full payment of all outstanding Obligations (exclusive of any otherwise applicable Termination Fee which shall not be payable if termination occurs pursuant to this clause (ii)), or (iii) if such Lender is a Lender, other than Mellon, Borrower shall have the option to replace such Lender with another financial institution (acceptable to Agent) who will purchase all (but not part) of such Lender's Revolving Credit Pro Rata Share, and such Lender shall be required to assign and transfer to the financial institution obtained by Borrower, pursuant to an agreement reasonably satisfactory to such Lender and without representation, warranty or recourse, its respective Revolving Credit Pro Rata Share in exchange for full payment of the outstanding balance thereof, with accrued interest and unpaid fees. Any such notice delivered by Agent as referenced above, shall contain the statement of such Lender with regard to any such amount or amounts which shall, in the absence of manifest error, be binding upon Borrower. In determining such amount, such Lender may use any reasonable method of averaging and attribution that it deems applicable.

SECTION 3.  COLLATERAL

       3.1 Description: As security for the payment of the Obligations, and satisfaction by Borrower of all covenants and undertakings contained in this Agreement and the other Loan Documents:

               (a) Borrower hereby assigns and grants to Agent, on behalf of Lenders and Issuing Bank, a continuing first lien on and security interest in, upon and to all of its following described Property ("Collateral"):

                        (i) Accounts, Contract Rights, Etc. - All now owned and hereafter acquired, created, or arising Accounts, accounts receivable, notes receivable, contract rights, chattel paper, documents (including documents of title), instruments and letters of credit;

                        (ii) Inventory - All now owned or hereafter acquired Inventory of every nature and kind, wherever located;

                        (iii) Equipment - All now owned or hereafter acquired equipment, including without limitation machinery, vehicles, furniture and fixtures, wherever located, and all replacements, parts, accessories, substitutions and additions thereto;

                  (iv) General Intangibles - All now owned and hereafter acquired, created or arising general intangibles of every kind and description, including, but not limited, to all existing and future customer lists, choses in action, loans, claims, books, records, patents and patent applications, copyrights, trademarks, tradenames, tradestyles, trademark applications, blueprints, drawings, designs and plans, trade secrets, contracts, contract rights, distributorship agreements, licenses, license agreements, formulae, tax and any other types of refunds, rights to or in employee or other pension, retirement or similar plans and any assets thereof, or any portion thereof, including without limitation refunds for overpayments, distributions upon termination, reversion of any surplus assets or otherwise, returned and unearned insurance premiums, rights and claims under insurance policies relating to the Collateral, and computer information, software, records and data;

                   (v) Deposit Accounts - All now existing and hereafter acquired or arising deposit and investment accounts, commercial paper, investment securities and certificates of deposit, of every nature, wherever located, and all documents and records associated therewith;

                   (vi) Property in Lender's Possession - All Property, now or hereafter in Agent's or any Lender's possession; and

                   (vii) Proceeds - The proceeds (including, without limitation, insurance proceeds), whether cash or non-cash, of all of the foregoing.

               (b) Agent (for the benefit of Lenders) shall receive a deed to secure debt on the real property owned by Borrower located at 1200 Airport Road, Ball Ground, Georgia.

       3.2 Lien Documents: At Closing and thereafter as Agent deems necessary, Borrower shall execute and deliver to Agent, or have executed and delivered (all in form and substance reasonably satisfactory to Agent):

               (a) Financing Statements - Financing statements pursuant to the UCC, which Agent, on behalf of Lenders, may file in any jurisdiction where any Collateral is or may be located and in any other jurisdiction that Agent deems appropriate; and

               (b) Other Agreements - Any other agreements, documents, instruments and writings, including, without limitation, patent and trademark security agreements, reasonably required by Agent to evidence, perfect or protect Lenders' liens and security interest in the Collateral or as Agent may reasonably request from time to time.

       3.3 Other Actions: In addition to the foregoing, Borrower shall do anything further that may be lawfully and reasonably required by Agent to secure Lenders and effectuate the intentions and objects of this Agreement, including, but not limited to, the execution and delivery of lockbox agreements, continuation statements, amendments to financing statements, security agreements, contracts and any other documents required hereunder. At Agent's request, Borrower shall also immediately deliver (with execution by Borrower of all necessary documents or forms to reflect Agent's Lien thereon) to Agent as bailee for Lenders, all items for which Lenders must receive possession to obtain a perfected security interest, including without limitation, all notes, letters of credit, documents of title, chattel paper, warehouse receipts, instruments, and any other similar instruments constituting Collateral.

       3.4 Searches: Agent shall, prior to or at Closing, and thereafter as Agent or Majority Lenders acting through Agent may reasonably determine from time to time, at Borrower's expense, obtain the following searches (the results of which are to be consistent with the warranties made by Borrower in this Agreement):

               (a) UCC Searches: UCC searches with the Secretary of State and local filing office of each state where Borrower maintains its executive office, a place of business, or assets;

               (b) Judgments, Etc.: Judgment, federal tax lien and corporate tax lien searches, in all applicable filing offices of each state searched under subparagraph (a) above.

               Borrower shall, prior to or at Closing and at its expense, obtain and deliver to Agent good standing certificates showing Borrower to be in good standing in its state of incorporation and in each other state or foreign country in which it is doing and presently intends to do business except any such jurisdiction for which such failure to be so qualified will not have a Material Adverse Effect or adversely effect Agent's and/or Lenders' rights hereunder.

       3.5 Landlord's Waivers: Borrower will cause each landlord, mortgagee and/or warehouseman of all premises occupied by Borrower or to be occupied by Borrower, or where Collateral at any time is held, to execute and deliver to Agent an instrument, in form and substance reasonably satisfactory to Agent, under which such landlord, mortgagee or warehouseman waives its/his/their right to distrain on or foreclose against the Collateral and agrees to allow Agent to remain on such premises to dispose of or deal with any Collateral located thereon.

       3.6 Management Support Agreements: On or before the Closing Date, the Management Support Agreements shall have been executed and delivered.

       3.7 Filing Security Agreement: A carbon, photographic or other reproduction or other copy of this Agreement or of a financing statement is sufficient as and may be filed in lieu of a financing statement.

       3.8 Power of Attorney: Each of the officers of Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring any of them to act as such) with full power of substitution to do the following: (a) endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to Borrower and constitute collections on Borrower's Accounts or proceeds of other Collateral; (b) execute in the name of Borrower any financing statements, schedules, assignments, instruments, documents and statements that Borrower is obligated to give Agent hereunder or is necessary to perfect Agent's security interest or lien in the Collateral; (c) to verify validity, amount or any other matter relating to the Collateral by mail, telephone, telecopy or otherwise in accordance with the customary procedures of Agent's asset based lending department; and (d) following an Event of Default, do such other and further acts and deeds in the name of any such entity that Agent may reasonably deem necessary or desirable to enforce any Account or realize upon any other Collateral. This power of attorney is coupled with an interest, and is irrevocable until the Obligations are indefeasibly paid in full.

       3.9 Verifications: Agent, on behalf of Lenders, shall be entitled to verify validity, amount, or any other matter relating to the Collateral by mail, telephone, telecopy or otherwise in accordance with the customary procedures of Agent's asset-based lending department.


SECTION 4.  CLOSING AND CONDITIONS PRECEDENT TO ADVANCES

       Closing under this Agreement is subject to the following conditions precedent (all documents to be in form and substance satisfactory to Agent and Agent's counsel):

       4.1 Resolutions, Opinions, and Other Documents: Borrower shall have delivered to Agent the following:

               (a) this Agreement and the Revolving Credit Notes all properly executed;

               (b)      each Loan Document;

               (c) certified copies of (i) resolutions of the board of directors of Borrower authorizing the execution of this Agreement, and the Revolving Credit Notes to be issued hereunder and each document required to be delivered by any Section hereof and (ii) Borrower's Articles or Certificate of Incorporation and By-laws;

               (d) an incumbency certificate for Borrower identifying all Authorized Officers, with specimen signatures;

               (e) a written opinion of Borrower's independent counsel addressed to Agent for the benefit of all Lenders and opinions of such other counsel as Agent deems necessary;

               (f) certification by the chief financial officer of Borrower that there has not occurred any material adverse change in the operations and condition (financial or otherwise) of Borrower since December 30, 1995 and February 28, 1996.

               (g) payment by Borrower of all fees including, without limitation, the Facility Fee owing to Agent and/or Lenders and Expenses associated with the Revolving Credit incurred to the Closing Date;

               (h)      The Management Support Agreements;

               (i) Uniform Commercial Code, judgment, federal and state tax lien searches against Borrower, at Borrower's expense, showing that the Property of Borrower is not subject to any Liens except for Permitted Liens, together with Good Standing and Corporate Tax Lien Search Certificates showing no Liens on Borrower's Property and showing Borrower to be in good standing in each jurisdiction as required by Section 3.4 above;

               (j) An initial Borrowing Base Certificate dated the Closing Date evidencing that, after taking into account (i) all closing payments, costs, and Expenses; (ii) all of Borrower's current obligations consistent with past customs and practices of Borrower (without deferral thereof); and (iii) all initial Advances under the Revolving Credit, Borrower has a minimum borrowing availability of at least $2,000,000 under the Borrowing Base; and

               (k) Assignment of bank accounts and Blocked Account Agreements, along with a Lockbox Agreement, all in form and substance satisfactory to Agent.

               (l) A mortgage on Borrower's real property located at 1200 Airport Road, Ball Ground, Georgia and title insurance with respect thereto, along with flood insurance or an appropriate certification that the mortgaged property is not located in a flood zone.

               (m) Appraisals on Borrower's real property located at Ball Ground, Georgia, from an appraiser acceptable to Agent.

       4.2 Absence of Certain Events: At the Closing Date, no Event of Default hereunder shall have occurred and be continuing, and no event shall have occurred and be continuing which, with the passage of time, or the giving of notice, or both, would constitute an Event of Default hereunder.

       4.3 Warranties and Representations at Closing: The warranties and representations contained in Section 5 as well as any other Section of this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though made on and as of that date. Borrower shall not have taken any action or permitted any condition to exist which would have been prohibited by any Section hereof.

       4.4 Compliance with this Agreement: Borrower shall have performed and complied in all material respects, with all agreements, covenants and conditions contained herein including, without limitation, the provisions of Sections 6 and 7 hereof, which are required to be performed or complied with by Borrower before or at the Closing Date.

       4.5 Officer's Certificate: Agent shall have received a certificate dated the Closing Date and signed by the chief financial officer or a senior financial executive of Borrower certifying that all of the conditions specified in this Section have been fulfilled.

       4.6 Closing: Subject to the conditions of this Section 4, the Revolving Credit shall be made available on the date ("Closing Date") this Agreement is executed and all of the conditions contained in Section 4.1 hereof are completed (the "Closing").

       4.7 Non-Waiver of Rights: By completing the Closing hereunder, or by making advances hereunder, Agent and Lenders do not thereby waive a breach of any warranty or representation made by Borrower hereunder or any agreement, document, or instrument delivered to Agent or any Lender, or otherwise referred to herein, and any claims and rights of Agent or any Lender resulting from any breach or misrepresentation by Borrower are specifically reserved by Agent and Lenders.


SECTION 5.  REPRESENTATIONS AND WARRANTIES

       To induce Lenders to complete the Closing and make the initial Advances under the Revolving Credit to Borrower, Borrower warrants and represents to Agent and Lenders that:

       5.1     Corporate Organization and Validity:

               (a) Borrower is a corporation duly organized and validly existing under the laws of its state of incorporation, is duly qualified, is validly existing and in good standing and has lawful power and authority to engage in the business it conducts in each state where the nature and extent of its business requires qualification, except where the failure to so qualify will not have a Material Adverse Effect. A list of all states and other jurisdictions where Borrower is qualified to do business is attached hereto as Exhibit "5.1" and made a part hereof.

               (b) The making and performance of this Agreement and the other Loan Documents will not violate or result in a default

(immediately or with the passage of time) under any law, government rule or regulation, or the charter, minutes or bylaw provisions of Borrower, or any material contract, agreement or instrument to which Borrower is a party, or by which it is bound. Borrower is not in violation of and has not knowingly caused any Person to violate any term of any material agreement or instrument to which it or such Person is a party or by which it may be bound or of its charter, minutes or its bylaws.

               (c) Borrower has all requisite corporate power and authority to enter into and perform this Agreement and to incur the obligations herein provided for, and has taken all proper and necessary corporate action to authorize the execution, delivery and performance of this Agreement, and the documents and related agreements required hereby.

               (d) This Agreement, the Revolving Credit Notes to be issued hereunder, and all related agreements and documents required to be executed and delivered by Borrower hereunder, when delivered, will be valid and binding upon Borrower, and enforceable in accordance with their respective terms subject to bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

       5.2 Places of Business: The only places of business of Borrower, and the places where it keeps and intends to keep its Property and records concerning its Property, are at the addresses listed in Exhibit "5.2" attached hereto and made a part hereof.

       5.3 Pending Litigation: There are, to the best of Borrower's knowledge, no judgments or judicial or administrative orders, proceedings, litigation or investigations (civil or criminal) pending, or threatened, against Borrower in any court or before any governmental authority or arbitration board or tribunal except as shown in Exhibit "5.3", none of which are reasonably likely to have a Material Adverse Effect. Borrower is not in default with respect to any order of any court, governmental authority, regulatory agency or arbitration board or tribunal. Neither Borrower nor any executive officer of Borrower has been indicted or convicted in connection with or is engaging in any criminal conduct, or is currently subject to any lawsuit or proceeding or, to Borrower's knowledge, under investigation in connection with any anti-racketeering or criminal conduct or activity.

       5.4 Title to Properties: Borrower has good and marketable title to all the Property constituting Collateral, free from Liens, except those of Agent and/or Lenders, and free from the claims of any other Person, except for Permitted Liens and those

Liens set forth on Exhibit "5.4", attached hereto and made a part hereof.

       5.5 Governmental Consent: Neither the nature of Borrower or of its business or Property, nor any relationship between Borrower and any other Person, nor any circumstance affecting Borrower in connection with the issuance or delivery of this Agreement or the other Loan Documents, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of Borrower in connection with the execution and delivery of this Agreement or the issuance or delivery of the other Loan Documents.

       5.6 Taxes: All tax returns required to be filed by Borrower in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon Borrower, or upon any of its respective Property, income or franchises, which are shown to be due and payable on such returns have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings for which appropriate reserves have been maintained under GAAP. Borrower is not aware of any proposed additional tax assessment or tax to be assessed against or applicable to Borrower that would be reasonably likely to have a Material Adverse Effect.

       5.7 Financial Statements: Borrower's annual audited balance sheet as of December 30, 1995 and the related income statement and statement of cash flow as of such date, accompanied, by the unqualified report thereon, by Borrower's independent certified public accountants, (complete copies of which have been delivered to Agent), have been prepared in accordance with GAAP and present fairly, the financial position of Borrower as of such date and the results of its operations for such period. Borrower's fiscal year ends on the Saturday nearest December 31 of each calendar year. Borrower's federal tax identification number is 58-1724902.

       5.8     Full Disclosure:   Neither the financial statements referred to
in Section 5.7, nor this Agreement nor any other Loan Document or any financial projections, written reports or certificates regarding Accounts or Inventory, or other financial statements or reports furnished by Borrower to Agent or any Lender in connection with the negotiation of the Revolving Credit or contained in any financial statements or documents relating to Borrower, as of the time they were furnished, contained any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact known to Borrower which has not been disclosed in writing to Agent which has or could have a Material Adverse Effect.

       5.9 Subsidiaries and Affiliates: Borrower has no Subsidiaries or Affiliates, except as listed on Exhibit "5.9" attached hereto and made a part hereof.

       5.10    Guarantees, Contracts, etc.:

               (a) Borrower does not own or hold equity or long term debt investments in, have any outstanding advances to, or serve as guarantor, surety or accommodation maker for the obligations of, or have any outstanding borrowings from, any Person, or has entered into any leases for real or personal property (whether as landlord or tenant), except as described in Exhibit "5.10", attached hereto and a made part hereof.

               (b) Borrower is not a party to any contract or agreement, or subject to any charter or other corporate restriction, which has or could have a Material Adverse Effect.

               (c) Except as otherwise specifically provided in this Agreement, Borrower has not agreed or consented to cause or permit any of its Property whether now owned or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise) to a Lien not permitted by this Agreement.

       5.11    Government Regulations, etc.:

               (a) The use of the proceeds of and Borrower's issuance of the Revolving Credit Notes will not directly or indirectly violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, Regulations U, T, G and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. Borrower neither owns nor intends to carry or purchase any "margin stock" within the meaning of said Regulation U.

               (b) Borrower has obtained all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its Property and for the conduct of its business, except those which, if not obtained, would have or could have a Material Adverse Effect.

               (c) As of the date hereof, no employee benefit plan ("Pension Plan"), as defined in Section 3(2) of ERISA, maintained by Borrower or under which Borrower could have any liability under ERISA (i) has failed to meet the minimum funding standards established in Section 302 of ERISA, except for any such failure corrected in full prior to the date hereof, and described on

Exhibit "5.11", attached hereto and made a part hereof; (ii) has failed to comply with all applicable requirements of ERISA and of the Internal Revenue Code, including all applicable rulings and regulations thereunder, (iii) has engaged in or been involved in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code which would subject Borrower to any material liability, or (iv) has been terminated if such termination would subject Borrower to any material liability. Borrower has not assumed, or received notice of a claim asserted against Borrower for, withdrawal liability (as defined in Section 4207 of ERISA) with respect to any multi-employer pension plan and is not a member of any Controlled Group (as defined in ERISA). Borrower has timely made all contributions when due with respect to any multi-employer pension plan in which it participates and no event has occurred triggering a claim against Borrower for withdrawal liability with respect to any multi-employer pension plan in which Borrower participates. All Pension Plans and multi-employer pension plans to which Borrower participates are listed on Exhibit "5.11" attached hereto and made a part hereof.

               (d) Borrower is not in violation of, and has not received written notice that it is in violation of, or has knowingly caused any Person to violate any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or of any other jurisdiction, or of any agency, or department thereof, (including without limitation, environmental laws and regulations).

       5.12 Business Interruptions: Except as set forth in Exhibit "5.12" hereof, within five (5) years prior to the date hereof, none of the business, Property or operations of Borrower have been materially and adversely affected in any way by any casualty, strike, lockout, combination of workers, order of the United States of America, or any state or local government, or any political subdivision or agency thereof, directed against Borrower. There are no pending or threatened labor disputes, strikes, lockouts or similar occurrences or grievances affecting the business being operated by Borrower.

       5.13    Names:

               (a) Within five (5) years prior to the Closing Date, Borrower has not conducted business under or used any other name (whether corporate or assumed) except for the names shown on Exhibit "5.13(a)", attached hereto and made a part hereof. Borrower is the sole owner of all names listed on such Exhibit "5.13(a)" and any and all business done and all invoices issued in such trade names are Borrower's sales, business and invoices. Each trade name of Borrower represents a division or trading style of Borrower and not a separate corporate subsidiary or affiliate or independent entity.

               (b) All registered trademarks, patents or copyrights, or such as to which applications for registration have been submitted, which Borrower uses, plans to use or has a right to use are listed on Exhibit "5.13(b)" attached hereto and made a part hereof. The Borrower is the sole owner of such Property except to the extent any other Person has claims or rights in such Property, as such claims and rights are described on such Exhibit "5.13(b)". To the best of Borrower's knowledge, Borrower is not in violation of any rights of any other Person with respect to such Property.

       5.14 Other Associations: Borrower is not engaged or does not have an interest in any joint venture or partnership with any other Person except as described on Exhibit "5.14" hereto and made a part hereof.

       5.15 Environmental Matters: Borrower has no knowledge except as disclosed on Exhibit 5.15 attached hereto and made part hereof:

               (a) of the presence of any Hazardous Substances on any of the real property on which the Collateral is located including, without limitation, 1200 Airport Road, Ball Ground, Georgia, or

               (b) of any on-site spills, releases, discharges, disposal or storage of Hazardous Substances that have occurred or are presently occurring on any of such real property, or
               (c) of any spills, releases, discharges or disposal of Hazardous Substances that have occurred or are presently occurring at other real properties as a result of the activities or omissions of Borrower or for which Borrower is reasonably likely to be held responsible, or

               (d) of any notice, summons, citation or other communication sent to Borrower from any state or federal agency concerning any intentional or unintentional action or conduct, inaction or omission, past or present which is or may be in violation of any state or federal environmental law, rule or regulation.

As used herein, the term "Hazardous Substances" means any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, by any environmental statute, rule or regulation of any governmental entity presently in effect and applicable to such real property.

       5.16 Regulation O: No director, executive officer or principal shareholder of Borrower is a director, executive officer or principal shareholder of any Lender. For the purposes hereof the terms "director" (when used with reference to a Lender), "executive officer" and "principal shareholder" have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

       5.17 Capital Stock: The authorized and outstanding capital stock of Borrower is as set forth on Exhibit "5.17" attached hereto and made a part hereof. All of the outstanding capital stock of Borrower has been duly and validly authorized and issued and is fully paid and non-assessable and has been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all Federal and state laws and the rules and regulations of all regulatory bodies thereof governing the sale and delivery of securities.
Except for the rights and obligations set forth in Exhibit "5.17", there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which Borrower or any of its shareholders is bound relating to the issuance, transfer, voting or redemption of shares of its capital stock or any pre-emptive rights held by any Person with respect to the shares of Borrower's capital stock. Except as set forth in Exhibit "5.17", Borrower has not issued any securities convertible into or exchangeable for shares of its capital stock or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

       5.18 Solvency: Borrower is solvent, able to pay its debts as they become due, and has capital sufficient to carry on its business and all businesses in which it is about to engage, and now owns Property having a value both at fair valuation and at present fair salable value greater than the amount required to pay its debts. Borrower will not be rendered insolvent by the execution and delivery of this Agreement or any of the other documents executed in connection with this Agreement or by the transactions contemplated hereunder or thereunder.

       5.19 Patents, Trademarks, Etc.: Except as set forth on Exhibit 5.19 attached hereto and made a part hereof, (a) Borrower does not require any patents, trademarks or other intellectual property, or any license(s) to use any patents, trademarks or other intellectual property in order to sell Inventory in the ordinary course of business; and (b) Agent will not require any patents, trademarks or other intellectual property or any licenses to use the same in order to sell any of such Inventory after the occurrence of an Event of Default.

       5.20 Investment Company: Borrower is not an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, nor is Borrower controlled by such a company.

SECTION 6.  AFFIRMATIVE COVENANTS

       Borrower covenants that until all of the Obligations to Lenders are paid and satisfied in full and the Revolving Credit has been terminated:

       6.1 Payment of Taxes and Claims: Borrower shall pay, before they become delinquent,

               (a) all taxes, assessments and governmental charges or levies imposed upon it or its Property, and

               (b) all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons entitled to the benefit of statutory or common law Liens,

which, if unpaid, would result in the imposition of a Lien upon its Property; provided, however, that Borrower shall not be required to pay any such tax, assessment, charge, levy, claim or demand if the amount, applicability or validity thereof shall at the time be contested in good faith and by appropriate proceedings by Borrower, and if Borrower shall have set aside on its books adequate reserves in respect thereof, in accordance with GAAP; which deferment of payment is permissible so long as no Lien other than a Permitted Lien has been entered and Borrower's title to, and its right to use, its Property are not materially adversely affected thereby.

       6.2     Maintenance of Properties and Corporate Existence:

               (a) Property - Borrower shall maintain its Property in good condition and make all renewals, replacements, additions, betterments and improvements thereto in the ordinary course of business, as Borrower deems reasonably necessary in good faith in the exercise of its business judgment, and will pay and discharge when due the cost of repairs and maintenance to its Property.

               (b) Property Insurance - Borrower shall maintain insurance on all insurable tangible Property against fire, flood, casualty and such other hazards (including, without limitation, extended coverage, workmen's compensation, boiler and machinery) in such amounts, with such deductibles and with such insurers as are customarily used by companies operating in the same industry as Borrower and reasonably acceptable to Agent. At or prior to Closing, Borrower shall furnish Agent with a schedule of all such insurance prepared by its insurance broker, and certificates of insurance with respect thereto (including the text of the Lender's Loss Payable Clause in favor of Agent required below), or such other evidence of insurance as Agent may require. Borrower shall furnish Agent with a copy of such policy within thirty (30) days after Closing. In the event Borrower fails to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, Agent (on behalf of Lenders) may do so for Borrower, but Borrower shall continue to be liable for the same. The policies of all casualty insurance with respect to the Inventory shall contain standard Lender's Loss Payable Clauses issued in favor of Agent (on behalf of Lenders) indicating that Agent is sole Lender Loss Payee, under which all losses thereunder with respect to the Inventory shall be paid to Agent (on behalf of Lenders) as Agent's interest may appear. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to Agent and shall insure Lenders notwithstanding the act or neglect of Borrower. Borrower hereby appoints Agent as its attorney-in-fact, exercisable at Agent's option (without any obligation to do so), to endorse any check which may be payable to Borrower, and to file proofs of loss with respect to any insurance claims, in order to collect the proceeds of such insurance and any amount or amounts collected by Agent pursuant to the provisions of this paragraph may be applied by Agent to the Obligations. Borrower further covenants that all insurance premiums due and owing under their current casualty policies have been paid. Borrower also agrees to notify Agent, promptly, upon any receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy.

               (c) Public and Products Liability Insurance - Borrower shall maintain, and shall deliver to Agent upon Agent's request evidence of, public liability, products liability and business interruption insurance in such amounts as are reasonably acceptable to Agent, but in any event not more than are customary for companies in the same or similar businesses located in the same or similar area.

               (d) Financial Records - Consistent with the existing practice of Borrower, it shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. Borrower shall not change its fiscal year end date without providing Agent thirty (30) days prior written notice thereof, provided that Borrower may make such change only once prior to the Revolving Credit Termination Date.

               (e) Corporate Existence and Rights - Borrower shall do (or cause to be done) all things necessary to preserve and keep in full force and effect its existence, good standing in all jurisdictions where its failure to be in good standing might result in a Material Adverse Effect, and all of its rights, licenses and franchises, the absence of which might result in a Material Adverse Effect.

               (f) Compliance with Laws - Borrower shall (i) be in compliance with any and all laws, ordinances, governmental rules and regulations, and court or administrative orders or decrees to which it is subject, whether federal, state or local, (including, without limitation, environmental or environmental-related laws, statutes, ordinances, rules, regulations and notices); (ii) shall obtain and maintain any and all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Property or to the conduct of its business, which violation or failure to obtain or maintain causes or might cause a Material Adverse Effect. Borrower shall timely satisfy all assessments, fines, costs and penalties imposed by any governmental body against Borrower or any Property of Borrower subject to the provisions of Section 6.1 above.

       6.3 Business Conducted: Borrower shall continue in the business presently operated by it using its best efforts to maintain its customers and goodwill. Borrower shall not engage, directly or indirectly, in any material respect in any line of business substantially different from the business conducted by the Borrower immediately prior to the Closing Date, unless such line of business is reasonably related to such business so conducted prior to the Closing Date.

       6.4 Litigation: Borrower, upon having knowledge thereof, shall give prompt notice to Agent of (a) the commencement against Borrower of any litigation claiming from Borrower more than $250,000 in excess of any available insurance coverage Borrower may have for such claim, and (b) any other claims made against Borrower, or investigations or proceedings commenced against Borrower the existence of which or adverse disposition of which might have a Material Adverse Effect.

       6.5     Taxes:

               (a) Notwithstanding any other provision of this Agreement other than 6.5(f) and (g), any and all payments by Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts or withholding taxes, and all liabilities with respect thereto, excluding taxes imposed on Agent's or any Lender's net income and franchise taxes imposed on Agent or any Lender by the United States or any jurisdiction under the laws of which it is organized or in which an office is located or any political subdivision thereof (all such non-excluded taxes, levies, imports, withholding taxes and liabilities being hereinafter referred to as "Taxes"). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or Agent (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.5) such Lender or Agent shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and
(iii) Borrower shall pay the full amount deducted to the relevant taxing authority or other governmental authority in accordance with applicable law.

               (b) In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other general intangible, excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

               (c) Borrower will indemnify each Lender and Agent for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 6.5) paid by such Lender or Agent in respect of any and all payments made by Borrower hereunder, as the case may be, and any liability (including penalties, interest and expenses other than those resulting from the failure of a Lender or Agent to pay any Taxes or Other Taxes for which it shall have received an indemnity payment hereunder) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made promptly after the date any Lender or Agent, as the case may be, makes written demand therefor. If a Lender or Agent shall become aware that it is entitled to receive a refund it shall notify Borrower and shall, promptly after receipt of a request by Borrower, apply for and pursue such a refund at Borrower's expense. If any Lender or Agent receives a refund in respect of any Taxes or Other Taxes for which such Lender or Agent has received payment from Borrower hereunder it shall promptly upon receipt repay such refund to Borrower without interest, except to the extent interest shall have accompanied such refund, provided that Borrower, upon the request of such Lender or Agent, agrees to return such refund (plus penalties, interest or other charges) to such Lender or Agent in the event such Lender or Agent is required to repay such refund.

               (d) Within 45 days after the date of any payment of Taxes or Other Taxes withheld by Borrower in respect of any payment to any Lender or Agent, Borrower will furnish to the Agent, the original or a certified copy of a receipt evidencing payment thereof.

               (e) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this
Section 6.5 shall survive the payment in full of principal and interest hereunder.

               (f) On or prior to the date it becomes a party to this Agreement, each Lender that is organized outside of the United States shall deliver to Borrower such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form 4224 or 1001 and any other certificate or statement or exemption required by Treasury Regulation Section 1.1441-4(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Lender establishing that such payment is (i) not subject to withholding under the Code because such payment is effectively connected with the conduct by such Lender of a trade or business in the United States or (ii) totally exempt from United States Federal withholding tax under a provision of an applicable tax treaty. In addition, each such Lender shall, if legally able to do so, thereafter deliver such certificates, documents or other evidence from time to time, including, without limitation, Internal Revenue Service Form W-8, establishing that payments received hereunder are not subject to such withholding upon receipt of a written request therefor from Borrower or Agent. Unless Borrower and Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under the Revolving Credit Notes are not subject to United States Federal withholding tax under an applicable tax treaty, Borrower or Agent shall withhold taxes from such payments at the applicable statutory rate.

               (g) Borrower shall not be required to pay any additional amounts to any Lender in respect of United States Federal withholding tax pursuant to this Section 6.5 if the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to deliver the certificate, documents or other evidence specified in this Section 6.5 unless such failure is attributable to (i) a change in applicable law, regulation or official interpretation thereof or (ii) an amendment or modification to or a revocation of any applicable tax treaty or a change in official position regarding the application or interpretation thereof, in each case on or after the date such Lender becomes a party to this Agreement, provided, however, that such Lender shall promptly notify Borrower of any such matter described in clause (i) or (ii) above upon its learning of the same and shall thereafter take all reasonable actions resulting from such matter including delivering certificates, documents or other evidence as may be necessary to eliminate or reduce the amount of tax required to be withheld.

               (h) Any Lender claiming any additional amounts payable pursuant to this Section 6.5 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by Borrower or to change the jurisdiction of its applicable lending office if the making of such filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not result in the incurrence by such Lender of any cost for which Borrower does not provide such security or indemnity as may be reasonably required by the Lender to indemnify it in full for such cost and would not in the judgment of such Lender be otherwise disadvantageous to it. Each Lender agrees with reasonable promptness to notify Borrower of any determination which it shall make to make any claim for additional amounts payable pursuant to this
Section 6.5.

       6.6 Bank Accounts: Borrower shall maintain its principal depository and disbursement account(s) with Agent.

       6.7 Employee Benefit Plans: Borrower will (a) fund all its Pension Plan(s) in a manner that will satisfy the minimum funding standards of Section 302 of ERISA, or will promptly satisfy any accumulated funding deficiency that arises under Section 302 of ERISA, (b) furnish Agent, promptly upon Agent's request of the same, with copies of all reports or other statements filed with the United States Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") or the Internal Revenue Service ("IRS") with respect to all Pension Plan(s), or which Borrower, or any member of a Controlled Group, may receive from the United States Department of Labor, the IRS or the PBGC, with respect to all such Pension Plan(s), and (c) promptly advise Agent of the occurrence of any reportable event (as defined in Section 4043 of ERISA, other than a reportable event for which the thirty (30) day notice requirement has been waived by the PBGC) or prohibited transaction (under Section 406 of ERISA or
Section 4975 of the Internal Revenue Code) with respect to any such Pension Plan(s) and the action which Borrower proposes to take with respect thereto. Borrower will make all contributions when due with respect to any multi-employer pension plan in which it participates and will promptly advise Agent (i) upon its receipt of notice of the assertion against it of a claim for withdrawal liability, (ii) upon the occurrence of any event which, to the best of Borrower's knowledge, would trigger the assertion of a claim for withdrawal liability against Borrower, and (iii) upon the occurrence of any event which, to the best of Borrower's knowledge upon its learning of the same, would place Borrower in a Controlled Group as a result of which any member (including Borrower) thereof may be subject to a claim for withdrawal liability, whether liquidated or contingent.

       6.8 Warranties for Future Advances: Each request by Borrower for an Advance under the Revolving Credit in any form following the Closing Date shall constitute an automatic representation and warranty, the truth and accuracy of such representation and warranty of which shall be a further condition to the funding of each Advance, by Borrower to the effect that (without waiving, impairing or limiting the rights of Agent and the Lenders under Section 8 below):

               (a) There has not occurred any event or occurrence since the date of delivery of Borrower's most recent financial statements which has resulted in, or has had, a Material Adverse Effect.

               (b) No Event of Default then exists, and no event or condition which with the giving of notice or passage of time, or both, would constitute an Event of Default, then exists;

               (c) Each Advance is within and complies with the terms and conditions of this Agreement including without limitation the notice provisions contained in Section 2.3 hereof; and

               (d) Each representation and warranty set forth in Section 5 of this Agreement is then true and correct in all material respects; provided that Borrower may update all Exhibits and prepare additional Exhibits so that all such Exhibits and the representations and warranties, taken together, accurately reflect the state of Borrower's affairs as of the date of a request for an Advance by giving written notice thereof to Agent, and further provided that such updated and additional Exhibits do not reflect events or conditions which constitute violations of Section 6 or 7 hereof or otherwise reflect material adverse developments.

       6.9 Financial Covenants: Borrower shall maintain and comply with the following financial covenants (calculated on the basis of GAAP):

               (a) Working Capital: Borrower shall have and maintain Working Capital, measured quarterly at the end of each Fiscal

Quarter, of not less than: $8,250,000 as of Fiscal Quarter end March, 1996; $8,500,000 as of Fiscal Quarter end June, 1996; $9,500,000 as of Fiscal Quarter end September, 1996; $10,000,000 as of December 28, 1996 and for each of the next three Fiscal Quarters; $11,000,000 as of Borrower's Fiscal Year End 1997 and for each of the next three Fiscal Quarters; and $11,500,000 as of the last day of Borrower's Fiscal Year End 1998 and for each Fiscal Quarter thereafter;

               (b) Tangible Net Worth: Borrower shall have and maintain a Tangible Net Worth, on a consolidated basis, measured monthly at each Fiscal Month End, of not less than:

       $12,800,000              as of and March, 1996,

       $12,900,000              as of April, 1996,

       $12,950,000              as of May, 1996 through July, 1996,

       $13,800,000              as of August, 1996,

       $14,000,000              as of September, 1996,

       $14,200,000              as of October, 1996,

       $14,450,000              as of November, 1996,

       $14,641,000              as of December 28, 1996 through May, 1997,

       $15,066,000              as of June, 1997 through August, 1997,

       $15,491,000              as of September, 1997 through November, 1997,

       $16,391,000              as of Borrower's Fiscal Year End 1997 through
                                May, 1998,

       $16,891,000              as of June, 1998 through August, 1998,

       $17,391,000              as of September, 1998 through November, 1998,
                                and

       $18,391,000              as of Borrower's Fiscal Year End 1998 and as of
                                each Fiscal Month End thereafter.

               (c) Net Income: Borrower shall have and maintain Net Income on a consolidated basis, measured annually, of not less than $1,000,000 as of the close of Borrower's Fiscal Year End

1996; $1,750,000 as of the close of Borrower's Fiscal Year End 1997; and $2,000,000 as of the close of Borrower's Fiscal Year End 1998 and for each Fiscal Year End thereafter.

               (d) Current Ratio: Borrower shall have and maintain a Current Ratio on a consolidated basis measured monthly at each Fiscal Month End, of not less than: 1.05:1 as of March, 1996 and through August, 1996; 1.10:1 as of September, 1996 through November, 1996; 1.15:1 as of December 28, 1996 through November, 1997; 1.25:1 as of Borrower's Fiscal Year End 1997 through November, 1998; and 1.35:1 as of Borrower's Fiscal Year End 1998 and as of each Fiscal Month End thereafter.

               (e) Debt to Tangible Net Worth Ratio: Borrower shall have and maintain a Debt to Tangible Net Worth Ratio on a consolidated basis measured quarterly at the end of Fiscal Quarter, not to exceed: 3.6 as of Fiscal Quarter end March, 1996 and Fiscal Quarter end June, 1996; 3.5:1 as of Fiscal Quarter end September, 1996; 3.0:1 as of December 28, 1996 and for each of Borrower's next three Fiscal Quarters; 2.60:1 as of Borrower's Fiscal Year End December 1997 and for each of Borrower's next three Fiscal Quarters; and 2.50:1 as of Borrower's Fiscal Year End 1998 and for each Fiscal Quarter thereafter.

               (f) Capital Expenditures: Borrower shall not expend for Unfunded Capital Expenditures in excess of $350,000 during the fiscal year ending December, 1996, $600,000 during the fiscal year ending December, 1997, and $1,000,000 during the fiscal year ending December, 1998, all on a noncumulative basis, except that Borrower may carryover no more than $250,000 of permitted but unused Unfunded Capital Expenditures for the Fiscal Year End 1997 to the next fiscal year.

               (g)      Calculation and Establishment of Financial Covenants:
Borrower shall not include the reversal of asset reserves established as of December 30, 1995 in the calculation of, and for the purposes of meeting, the financial covenants set forth above and for determining the EBIDTA to Interest Expense calculations referred to in this Agreement. Borrower agrees that Agent may establish new and/or modify the existing financial covenants on terms mutually acceptable to Agent and Borrower (which shall only be deemed unacceptable to Borrower through its exercise of its good faith and reasonable participation in the covenant establishing process) for the second and third years of the Revolving Credit Term, following receipt of, and based upon, Borrower's annual projections to be delivered in accordance with Section 6.10(a)(vii) below and that Borrower shall comply with such new or modified covenants.

       6.10 Financial and Business Information: Borrower shall deliver to Agent the following:

               (a) Financial Statements and Collateral Reports: such data, reports, statements and information, financial or otherwise, as Agent may reasonably request, including, without limitation:

                        (i) within ninety (90) days after the end of each fiscal year of Borrower, financial statements of Borrower for such year on a consolidated and consolidating basis, eliminating inter-company transactions, including the balance sheet as at the end of such fiscal year and a statement of cash flows and income statement for such fiscal year, setting forth in the consolidated statements in comparative form, the corresponding figures as at the end of and for the previous fiscal year, all in reasonable detail, including all supporting schedules, and audited and certified on an unqualified basis by independent public accountants of recognized standing, selected by Borrower and reasonably satisfactory to the Agent, to have been prepared in accordance with GAAP, along with Borrower's Form 10K Report filed with the Securities and Exchange Commission.

                        (ii) within fifteen (15) days of the end of each calendar month, Borrower's accounts receivable aging report, accounts payable aging report, inventory certificates and such other reports as Agent deems reasonably necessary.

                        (iii) within forty-five (45) days after the end of each fiscal quarter, internally prepared financial statements for Borrower, including balance sheet, income statement and statements of cash flows, prepared in accordance with GAAP, and Borrower's Form 10Q Report filed with the Securities and Exchange Commission, all in form and substance reasonably satisfactory to Agent.

                        (iv) within thirty (30) days after the end of each calendar month which is not the end of a fiscal quarter, internally prepared financial statements for Borrower, including balance sheet, income statement and statements of cash flows, prepared in accordance with GAAP, without footnotes and subject to normal year end adjustments, all in form and substance reasonably satisfactory to Agent.

                        (v) at least once every week, Borrower's weekly reports of sales, collections, credit adjustments and all other information pertaining to Accounts, along with a Borrowing Base Certificate, all in form and substance reasonably satisfactory to Agent.

                     (vi) within fifteen (15) days after the end of each month, a report identifying the aggregate amount of Inventory at each Inventory location, all in form and substance reasonably satisfactory to Agent.

                     (vii) at least 60 days prior to the end of each fiscal year, annual projections of profit and loss, cash flows and balance sheets prepared on a monthly basis in a manner consistent with the prior year's financial statements, all in form and substance reasonably satisfactory to Agent.

               (b) Notice of Event of Default - promptly upon becoming aware of the existence of any condition or event which constitutes an Event of Default under this Agreement, or which with the passage of time or the giving of notice, or both, could become an Event of Default hereunder, a written notice specifying the nature and period of existence thereof and what action Borrower is taking (and proposes to take) with respect thereto;

               (c) Notice of Claimed Default - promptly upon receipt by Borrower, notice of default, oral or written, given to Borrower by any creditor for borrowed money in excess of $250,000;

               (d) Securities and Other Reports - if Borrower shall be required to file reports with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, promptly upon its becoming available, one copy of each financial statement, report, notice or proxy statement sent by Borrower to stockholders generally, and, a copy of each regular or periodic report, and any registration statement, or prospectus in respect thereof, filed by Borrower with any securities exchange or with federal or state securities and exchange commissions or any successor agency.

       6.11 Officers' and Accountant's Certificates: Along with the set of financial statements and other reports delivered to Agent and each Lender at the end of each month, fiscal quarter and fiscal year, as applicable, pursuant to Section 6.10(a) hereof, Borrower shall (a) deliver to Agent a certificate (in the form of Exhibit "6.11(a)" attached hereto and made a part hereof) from the chief financial officer of Borrower; and (b) with respect to the annual statements of Borrower, use its best efforts to cause Borrower's independent certified public accountant to issue a letter or report verifying the covenant calculations contained in Section 6.9 as of the date of the corresponding financial statements and, if obtained, deliver such letter or report to Agent.

       6.12 Inspection: So long as Borrower is indebted to Lenders, Borrower will permit any of Agent's officers or other representatives to visit and inspect any of the locations of Borrower at any time during normal business hours, provided that prior to the occurrence of any Event of Default or an event which with the passage of time, the giving of notice or both would become an Event of Default, Agent shall give Borrower at least 48 hours prior notice of each visit, to examine and audit all of Borrower's books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants. Borrower hereby irrevocably authorizes and directs all such accountants and auditors to exhibit and deliver to Agent copies of any and all of Borrower's financial statements or other accounting records of any sort in the accountant's or auditor's possession. Prior to an Event of Default, normal and customary expenses associated with the inspection shall be covered by the Collateral Management Fee. Following an Event of Default, all such inspections shall be at Borrower's expense (in addition to the Collateral Management Fee) at the standard rates charged by Agent for such activities (plus Agent's reasonable out-of-pocket expenses).

       6.13 Tax Returns and Reports: At Agent's request from time to time, Borrower shall promptly furnish Agent with copies of its annual federal and state income tax returns. Borrower further agrees that, if requested by Agent, it shall promptly furnish Agent with copies of all reports filed by it with any federal, state or local governmental authority or agency, board or commission.

       6.14 Information to Participant: Each Lender may divulge to any participant, co-lender or assignee or prospective participant, co-lender or assignee it is permitted to obtain in the Revolving Credit, or any portion thereof, all information, and furnish to such Person copies of any reports, financial statements, certificates, and documents obtained under any provision of this Agreement, or related agreements and documents.

       6.15 Material Adverse Developments: Borrower agrees that immediately upon becoming aware of any development or other information which would reasonably be expected to have or cause a Material Adverse Effect, it shall give to Agent telephonic or telegraphic notice specifying the nature of such development or information and such anticipated effect. In addition, such verbal communication shall be confirmed by written notice thereof to Agent on the next business day after such verbal notice is given.

       6.16    Name Changes, Places of Business:  Borrower shall give thirty
(30) days prior written notice to Agent of any name change or change in the location of any of its respective places of business, of the places where records concerning its Accounts are kept, or the establishment of any new, or the discontinuance of any existing place of business.

       6.17 Replacement of Management Support Agreements: In the event that any person executing a Management Support Agreement ceases to be employed by, or serve as an officer of Borrower, Borrower shall cause his/her replacement to execute a Management Support Agreement with terms substantially identical to those Management Support Agreements executed in conjunction with the Closing hereunder.


SECTION 7.  NEGATIVE COVENANTS:

       Borrower covenants that until all of the Obligations to Lenders are paid and satisfied in full and the Revolving Credit has been terminated, that:

       7.1     Merger, Consolidation, Dissolution or Liquidation:

               (a) Borrower shall not sell, lease, license, transfer or otherwise dispose of its Property, other than Inventory, equipment or real estate sold in the ordinary course of Borrower's business and pursuant to the restructuring program described on Exhibit 7.1(a) attached hereto and made a part hereof.

               (b) Borrower shall not merge or consolidate with any other Person, or commence a dissolution or liquidation.

       7.2 Acquisitions: Borrower shall not acquire all or a material portion of the stock, securities or assets of any Person in any transaction or in any series of related transactions or enter into any sale and leaseback transaction.


       7.3 Liens and Encumbrances: Borrower shall not: (i) execute a negative pledge agreement with any Person other than Agent and/or Lenders covering any of its Property or (ii) cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), its Property (including, without limitation, the Collateral), whether now owned or hereafter acquired, to be subject to a Lien or be subject to any claim except for Permitted Liens. As used herein, "Permitted Liens" means:

               (a) Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, and other like persons, provided the payment thereof is not at the time required by Section 6.1;

               (b) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment, insurance, social security and other like laws;

               (c)      Liens described in Exhibit 5.4;

               (d) Liens constituting purchase money security interests, capitalized leases or finance leases hereafter created by Borrower to Persons providing financing for Capital Expenditures permitted under this Agreement so long as each obligation secured by a Lien permitted by this subparagraph (d) does not exceed 100% of the total cost (including interest) to acquire and install such Property and such Lien extends only to the Property actually acquired with such financing.

       7.4     Transactions With Affiliates or Subsidiaries:

               (a) Borrower shall not enter into any transaction with any Affiliate or Subsidiary including, without limitation, the purchase, sale, or exchange of Property, or the loaning or giving of funds to any Affiliate or any Subsidiary, unless (i) such Subsidiary or Affiliate is engaged in a business substantially related to the business conducted by Borrower, and the transaction is in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon terms substantially the same and no less favorable to Borrower as it would obtain in a comparable arm's-length transactions with any Person not an Affiliate or a Subsidiary, and (ii) such transaction is not otherwise prohibited hereunder. (An "Affiliate" means any entity which directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with Borrower. Control may be by ownership, contract, or otherwise.)

               (b)      Borrower shall not create or acquire any Subsidiary.

       7.5 Guarantees: Excepting the endorsement in the ordinary course of business of negotiable instruments for deposit or collection, Borrower shall not become or be liable, directly or indirectly, primary or secondary, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future indebtedness of any kind of any Person.

       7.6 Distributions, Redemptions and Other Indebtedness: Borrower shall not: (a) declare or pay or make any forms of Distribution to its shareholders, their successors or assigns; (b) make any prepayments on any existing or future indebtedness for borrowed money to any Person; or (c) hereafter borrow money other than from Lenders hereunder except in connection with borrowed money giving rise to a Permitted Lien under Section 7.3(d).

       7.7 Loans and Investments: Borrower shall not make or have outstanding loans, advances, extensions of credit or capital contributions to, or investments in, any Person other than advances made to employees for travel, expenses and other business related activities, in the ordinary course of Borrower's business, in an aggregate amount not to exceed $50,000.

       7.8 Use of Lenders' Name: Borrower shall not use any Lender's name (or the name of any of any Lender's affiliates) or Agent's name in connection with any of its business operations except to identify the existence of the Revolving Credit and the names of the Lenders and Agent in the ordinary course of Borrower's business. Nothing herein contained is intended to permit or authorize Borrower to make any commitment or contract on behalf of any Lender or Agent.

       7.9     Miscellaneous Covenants:

               (a) Borrower shall not become or be a party to any contract or agreement which at the time of becoming a party to such contract or agreement materially impairs Borrower's ability to perform under this Agreement, or under any other instrument, agreement or document to which Borrower is a party or by which it is or may be bound.

               (b) Borrower shall not carry or purchase any "margin stock" within the meaning of Regulations U, G, T or X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

       7.10 Change of Ownership Interests: Isador Mitzner shall at all times own directly or indirectly (which may include ownership by one or more trusts controlled by him), at least 35% of the capital stock of Borrower owned by him as of the Closing Date.

       7.11 Change of Executive Control: Isador Mitzner shall remain at all time as the Chairman of the Board of Borrower.


SECTION 8.  DEFAULT

       8.1 Events of Default: Each of the following events shall constitute an event of default ("Event of Default") and Agent shall thereupon have the option, and the Majority Lenders shall have the option to cause Agent, to declare the Obligations immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in subparagraphs (j), (k) or (l) shall automatically cause an acceleration of the Obligations):

               (a) Payments - if Borrower fails to make any payment of principal or interest, including any Overadvance, or any fees, under the Revolving Credit on the due date of such payment; or

               (b) Other Charges - if Borrower fails to pay any other charges, Expenses or other monetary obligations owing to any Lender or Agent arising out of or incurred in connection with this Agreement within five (5) days after notice that such payment was not made when due or demanded, as applicable; or

               (c) Covenant Defaults - if Borrower fails to perform, comply with or observe any affirmative or negative covenant or undertaking contained in this Agreement; provided however that with respect to Borrower's failure to perform or comply with the covenants contained in Section 6.1 above, Borrower shall have five (5) Business Days from the occurrence thereof to perform and/or comply with such covenant; or

               (d) Financial Information - if any statement, report, financial statement, or certificate made or delivered at any time by Borrower or any of its officers, employees or agents, to Agent or any Lender is not true and correct, in all material respects, when made; or

               (e) Uninsured Loss - if there shall occur any uninsured damage to or loss, theft, or destruction with respect to any portion of any Property of Borrower which (a) is in excess of $250,000 with respect to any portion of any Property of Borrower, or (b) is reasonably likely to result in a Material Adverse Effect; or

               (f) Warranties or Representations - if any warranty, representation or other statement by or on behalf of Borrower contained in or pursuant to this Agreement, or in any document, agreement or instrument furnished in compliance with, relating to, or in reference to this Agreement, is false, erroneous, or misleading in any material respect when made or deemed made; or

               (g) Agreements with Others - if there shall be any default by Borrower beyond any grace period under any agreement with any other creditor for borrowed money in excess of $250,000, and (i) such default consists of the failure to pay any principal, premium or interest with respect to such indebtedness, or (ii) such default consists of the failure to perform any covenant or agreement with respect to such indebtedness, if the effect of such default is to cause or to permit the relevant creditor to cause Borrower's obligations which are the subject thereof to become due prior to their maturity date or prior to their regularly scheduled date of payment;

               (h) Other Agreements with Lenders - if Borrower breaches or violates the terms of, or if a default or an Event of Default, occurs under, any other existing or future agreement (related or unrelated) between Borrower or among Borrower or Agent or any Lender or all Lenders (subject to any applicable grace or cure period which may be contained in such other agreement); or

               (i) Judgments - if any final judgment is entered against Borrower for the payment of money in excess of $250,000 which shall not be satisfied, dismissed or bonded pending appeal within 30 days after the entry thereof; or

               (j) Assignment for Benefit of Creditors, etc. - if Borrower makes or proposes an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by Borrower; or

               (k) Bankruptcy, Dissolution, etc. - upon the commencement of any action for the dissolution or liquidation of Borrower, or the commencement of any case or proceeding for reorganization or liquidation of Borrower's debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against Borrower; provided, however, that Borrower shall have sixty (60) days to obtain the dismissal or discharge of any involuntary proceeding filed against it, it being understood that during such sixty (60) day period, no Lender shall be obligated to make Advances hereunder and Agent may seek adequate protection in any bankruptcy proceeding; or

               (l) Receiver - upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for Borrower or for a material portion of Borrower's Property; or

               (m) Execution Process, Seizure, etc. - if any Property of Borrower, with a cost in excess of $250,000 is seized by any governmental entity (federal, state or local), landlord or other Person without Borrower's consent; or

               (n) Termination of Business - if Borrower ceases any material portion of its business operations as presently conducted; or

               (o) Pension Benefits, etc. - if Borrower fails to comply with ERISA, so that grounds exist to permit the appointment of a trustee under ERISA to administer Borrower's employee plans or to allow the Pension Benefit Guaranty Corporation to institute proceedings to appoint a trustee to administer such plan(s), or to permit the entry of a Lien to secure any deficiency or claim; or

               (p) Criminal Conduct and Investigations - if Borrower commits or is indicted for committing any crime or if any proceeding or investigation by any governmental body is pending an adverse disposition of which would be reasonably likely to result in the forfeiture of any material Property of Borrower to any governmental entity, federal, state or local; or

               (q)   Management Support Agreements - if any Management
Support Agreement shall for any reason cease to be a valid, binding and enforceable agreement of the maker thereof, or the maker disputes the validity or existence thereof, or if a default shall occur thereunder.

       8.2 Cure - Nothing contained in this Agreement or the Loan Documents shall be deemed to compel Agent and/or Lenders to accept a cure of any Event of Default hereunder.

       8.3     Rights and Remedies on Default:

               (a) In addition to all other rights, options and remedies granted or available to Agent or Lenders under this Agreement or the Loan Documents, or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of an Event of Default, or any event which with the giving of notice or the passage of time, or both, would become an Event of Default, Agent may, in its discretion, direct Lenders, and the Majority Lenders shall have the option to instruct Agent to direct Lenders, to, withhold or cease making Advances under the Revolving Credit.

               (b) In addition to all other rights, options and remedies granted or available to Agent under this Agreement or the Loan Documents (each of which is also then exercisable by Agent), Agent may, in its discretion, upon or at any time after the occurrence and during the continuance of an Event of Default, terminate the Revolving Credit.

               (c) In addition to all other rights, options and remedies granted or available to Agent, under this Agreement or the Loan Documents (each of which is also then exercisable by Agent), upon or at any time after the occurrence and during the continuance of an Event of Default Borrower shall be obligated to deliver and pledge to Agent, on behalf of all Lenders, cash collateral in the amount of all outstanding Letters of Credit.

               (d) In addition to all other rights, options and remedies granted or available to Agent under this Agreement or the Loan Documents (each of which is also then exercisable by Agent), Agent may, upon or at any time following the occurrence of an Event of Default exercise all rights under the UCC and any other applicable law or in equity, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

                   (i) The right to take possession of, send notices regarding and collect directly the Collateral, with or without judicial process (including without limitation the right to notify the United States postal authorities to redirect mail addressed to Borrower to an address designated by Agent); or

                   (ii) By its own means or with judicial assistance, enter Borrower's premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with subsection (e) below, without any liability for rent, storage, utilities or other sums, and Borrower shall not resist or interfere with such action; or

                  (iii) Require Borrower at Borrower's expense to assemble all or any part of the Collateral and make it available to Agent at any place designated by Agent;

                   (iv) The right to reduce the Revolving Credit Limit or the advance rates, or to reduce, modify, take additional reserves under the Borrowing Base or any portion thereof for the benefit of Lenders or to modify the terms and conditions upon which Agent, on behalf of Lenders, or Lenders may be willing to consider making Advances under the Revolving Credit.

               (e) Borrower hereby agrees that a notice received by it at least ten (10) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable inventory or Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to Borrower. Borrower covenants and agrees not to interfere with or impose any obstacle to Agent's exercise of its rights and remedies with respect to the Collateral, after the occurrence of an Event of Default hereunder.

       8.4 Nature of Remedies: All rights and remedies granted Agent or Lenders hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Agent may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Agent, upon or at any time after the occurrence of an Event of Default, may proceed against Borrower or any of the Collateral, at any time, under any agreement, with any available remedy and in any order.

       8.5 Set-Off: If any bank account of Borrower with Agent, any Lender or any participant is attached or otherwise liened or levied upon by any third party, such Lender (and such participant) as agent for Lenders shall have and be deemed to have, without notice to Borrower, the immediate right of set-off and may apply the funds or amount thus set-off against any of the Obligations hereunder.


SECTION 9.  AGENT

       9.1 Appointment and Authorization. Each Lender, and each subsequent holder of any of the Revolving Credit Notes by its acceptance thereof, hereby irrevocably appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Except as may be otherwise expressly provided herein, Borrower is hereby authorized by the Lenders to deal solely with the Agent in all transactions which affect the Lenders under this Agreement and the Loan Documents. The rights, privileges and remedies accorded to the Agent hereunder shall be exercised by the Agent on behalf of all of the Lenders.

       9.2 General Immunity. Subject to the provisions of this Agreement, the Agent will handle all transactions relating to the Loans and all other Obligations, including, without limitation, all transactions with respect to Letters of Credit, this Agreement, the Loan Documents and all related documents in accordance with its usual banking practices. In performing its duties as Agent hereunder, the Agent will take the same care as it takes in connection with loans in which it alone is interested. However, neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith except for its or their own gross negligence or willful misconduct.

       9.3 Consultation with Counsel. The Agent may consult with legal counsel and any other professional advisors or consultants deemed necessary or appropriate and selected by Agent and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

       9.4 Documents. The Agent shall not be under a duty to examine into or pass upon the effectiveness, genuineness or validity of this Agreement or any of the Revolving Credit Notes or any other instrument or document furnished pursuant hereto or in connection herewith, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be. In addition the Agent shall not be liable for failing to make any inquiry concerning the accuracy, performance or observance of any of the terms, provisions or conditions of such instrument or document.

       9.5 Rights as a Lender. With respect to its applicable Revolving Credit Pro Rata Percentage of the Revolving Credit, the Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity. Subject to the provisions of this Agreement, the Agent may accept deposits from, lend money to and generally engage in any kind of banking or trust business with Borrower and its Affiliates as if it were not the Agent.

       9.6 Responsibility of Agent. It is expressly understood and agreed that the obligations of the Agent hereunder are only those expressly set forth in this Agreement and that the Agent shall be entitled to assume that no Event of Default, and no event which with the passage of time, or the giving of notice, would constitute an Event of Default, has occurred and is continuing, unless the Agent has actual knowledge of such fact. Except to the extent Agent is required by the Lenders pursuant to the express terms hereof to take a specific action, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement and the Loan Documents. The Agent shall incur no liability under or in respect of this Agreement and the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable under the circumstances. The relationship between the Agent and each Lender is and shall be that of agent and principal only and nothing herein shall be construed to constitute the Agent a joint venturer with any Lender, a trustee or fiduciary for any of the Lenders or for the holder of a participation therein nor impose on the Agent duties and obligations other than those set forth herein.

       9.7     Collections and Disbursements.

               (a) The Agent will have the right to collect and receive all payments of the Obligations, and to collect and receive all reimbursements for draws made under the Letters of Credit, together with all fees, charges or other amounts due under this Agreement and the Loan Documents. On each Settlement Date, Agent shall make a determination of the actual outstanding dollar amount of each Lender's Loans based upon its Revolving Credit Pro Rata Percentage (or such lesser percentage if such Lender has failed to remit a required payment to Agent hereunder) of the outstanding principal amount of all Loans.

               (b) Agent shall pay to each Lender, on each Settlement Date, from the interest actually received by Agent from Borrowers, a sum equal to the interest calculated for the actual number of days elapsed on the basis of a year of 360 days, on each Lender's outstanding balance of its Loans at the rate equal to the applicable rate of interest chosen by Borrower with respect to such Lender's Revolving Credit Pro Rata Percentage of the Advances outstanding. If Agent should for any reason receive less than the full amount of the interest or other compensation due under the Loan Documents, each Lender's share of such interest or compensation shall decrease in proportion to each Lender's Revolving Credit Pro Rata Percentage.

               (c) If any such payment received by the Agent is rescinded, determined to be unenforceable or invalid or is otherwise required to be returned for any reason at any time, whether before or after termination of this Agreement and the Loan Documents, each Lender will, upon written notice from the Agent, promptly pay over to the Agent its Revolving Credit Pro Rata Percentage of the amount so rescinded, held unenforceable or invalid or required to be returned, together with interest and other fees thereon if also required to be rescinded or returned.

               (d) All payments by the Agent and the Lenders to each other hereunder shall be in immediately available funds. The Agent will at all times maintain proper books of account and records reflecting the interest of each Lender in the Revolving Credit and the Letters of Credit, in a manner customary to the Agent's keeping of such records, which books and records shall be available for inspection by each Lender at reasonable times during normal business hours, at such Lender's sole expense. In the event that any Lender shall receive any payments in reduction of the Obligations in an amount greater than its applicable Revolving Credit Pro Rata Percentage in respect of indebtedness to the Lenders evidenced hereby (including, without limitation amounts obtained by reason of setoffs), such Lender shall hold such excess in trust (to the extent such Lender is lawfully able to do so) for Agent (on behalf of all other Lenders) and shall promptly remit to the Agent such excess amount so that the amounts received by each Lender hereunder shall at all times be in accordance with its applicable Revolving Credit Pro Rata Percentage. To the extent necessary for each Lender's actual percentage of all outstanding Loans to equal its applicable Revolving Credit Pro Rata Percentage, the Lender having a greater share of any payment(s) than its applicable Revolving Credit Pro Rata Percentage shall acquire a participation in the applicable outstanding balances of the Revolving Credit Pro Rata Shares of the other Lenders as determined by Agent.

               (e) The proceeds from the sale or disposition of any Collateral shall be applied first to Expenses incurred by Agent, then to accrued but unpaid interest, then to unpaid fees owing to Lenders and/or Agent, then on the next Settlement Date to the principal balance of Loans in accordance with percentage which each Lender's respective outstanding Loans bears to the aggregate outstanding Loans.

       9.8 Indemnification. To the extent not promptly paid by Borrower, the Lenders hereby each indemnify the Agent (and Issuing Bank with respect to Letters of Credit) ratably according to their respective Revolving Credit Pro Rata Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Agent (or Issuing Bank, as the case may be) in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by the Agent (or Issuing Bank, as the case may be) under or related to this Agreement or the other Loan Documents or the Loans, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's (or Issuing Bank's, as the case may be) gross negligence or wilful misconduct. Agent shall have the right to deduct, from any amounts to be paid by Agent to any Lender hereunder, any amounts owing to Agent by such Lender by virtue of this paragraph.

       9.9     Expenses.

               (a) All reasonable out-of-pocket costs and out-of-pocket expenses incurred by Agent in connection with the creation, amendment, administration, termination and enforcement of the Loans (including, without limitation, audit expenses, counsel fees and expenditures to protect, preserve and defend Agent's and each Lender's rights and interest under the Loan Documents) shall be shared and paid on demand by Lenders pro rata based on their applicable Revolving Credit Pro Rata Percentage.

               (b) Agent may deduct from payments or distributions to be made to Lenders such funds as may be necessary to pay or reimburse Agent for such costs or expenses.

               (c) In connection with reimbursement of expenses set forth in this Section 9.9 and indemnification obligations set forth in Section 9.8, Agent shall provide a written statement to Lenders describing such expenses or indemnification obligations.

       9.10 No Reliance. By execution of or joining in this Agreement, each Lender acknowledges that it has entered into this Agreement and the Loan Documents solely upon its own independent investigation and is not relying upon any information supplied by or any representations made by Agent. Each Lender shall continue to make its own analysis and evaluation of Borrower. Agent makes no representation or warranty and assumes no responsibility with respect to the financial condition or Property of Borrower, any obligor or any account debtor of Borrower; the accuracy, sufficiency or currency of any information concerning the financial condition, prospects or results of operations of Borrower; or for sufficiency, authenticity, legal effect, validity or enforceability of the Loan Documents. Agent assumes no responsibility or liability with respect to the collectibility of the Obligations or the performance by Borrower of any obligation under the Loan Documents.

       9.11 Reporting. During the term of this Agreement, Agent will promptly furnish each Lender or make available to each Lender at Agent's office in Philadelphia, Pennsylvania, such financial statements, reports and other materials actually received by Agent, as any Lender may reasonably request. Agent will notify Lenders within a reasonable period of time (not to exceed ten
(10) Business Days) after it receives actual knowledge of any Event of Default under the Loan Documents.

       9.12    Removal of Agent.  The Agent may resign at any time upon thirty
(30) days prior written notice thereof to Lenders and Borrower and upon receipt from Borrower of its written consent to such resignation, which consent shall not be unreasonably withheld. The Agent may be removed as Agent hereunder by the written direction of Lenders (exclusive of Mellon) upon the following (i) willful misconduct in the performance of Agent's duties or responsibilities under this Agreement; or (ii) if a receiver, trustee or conservator is appointed for Agent or any state or federal regulatory authority assumes management or control of Agent or, if under applicable law, the administrative discretionary duties and responsibilities of Agent hereunder become controlled by or subject to the approval of any state or federal regulatory authority. Upon any such removal, the Majority Lenders shall, with Borrower's consent, which will not be unreasonably withheld, have the right to appoint a successor Agent, provided that following the occurrence of an Event of Default, Borrower's consent shall not be required. Upon the acceptance of the appointment as a successor Agent hereunder by such successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, obligations and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder.

       9.13 Action on Instructions of Lenders. With respect to any provision of this Agreement, or any issue arising thereunder, concerning which the Agent is authorized to act or withhold action by direction of Lenders (or as the case may be under this Agreement, the Majority Lenders), the Agent shall in all cases be fully protected in so acting, or in so refraining from acting, hereunder in accordance with written instructions signed by Lenders. Such instructions and any action taken or failure to act pursuant thereto shall be binding on all Lenders and on all holders of the Revolving Credit Notes.

       9.14 Several Obligations. The obligation of each Lender is several, and neither the Agent nor any other Lender shall be responsible for any obligation or commitment hereunder of any other Lender.

       9.15    Consent of Lenders to Agent's Rights.

               (a) Agent shall have the sole and exclusive right to service, administer and monitor the Loans and the Loan Documents, including without limitation, the right to exercise all rights, remedies, privileges and options under the Loan Documents, including without limitation the credit judgment with respect to the making of Advances and the determination as to the basis on which and extent to which Advances may be made and the determination as to whether Letters of Credit should be issued, amended, extended or whether draws should be honored for Letters of Credit.

               (b) Notwithstanding anything to the contrary contained in subparagraph (a) above, Agent shall not, without the prior written consent of all Lenders: (i) extend the Revolving Credit Term or the Revolving Credit Maturity Date, (ii) decrease any interest rate on the Revolving Credit or any fee owing to Lenders, (iii) compromise or settle all or any material portion of the Obligations, (iv) release any obligor from the Obligations except in connection with termination of the Revolving Credit and full payment and satisfaction of all Obligations, (v) modify this Section 9.15(b) or the definition of Majority Lenders, (vi) release any material portion of the Collateral except in connection with a sale in the ordinary course or other permitted disposition or upon full payment of the Obligations; or (vii) increase the Revolving Credit Limit or the Revolving Credit Pro Rata Share of any Lender; and, except as expressly provided in this Section 9.15(b) Agent shall not, without the prior written consent of the Majority Lenders, modify, amend or waive any provision of this Agreement or the other Loan Documents unless expressly permitted herein.

               (c) Notwithstanding anything to the contrary contained in subparagraph (b) above, Agent may in its discretion waive a violation of any provision of Section 6.9 above or withhold enforcement of action as a result of a violation thereof, for an indefinite period without the consent of any Lenders if the then most recent financial statements indicate that the deviation from the financial covenant required to be maintained as of that date is less than 5% from the required level.

               (d) After an acceleration of the Obligations, Agent shall have the sole and exclusive right, with communication (to the extent reasonably practicable under the circumstances) with all Lenders, to exercise or refrain from exercising any and all right, remedies, privileges and options under the Loan Documents and available at law or in equity to protect and enforce the rights of the Lenders and collect the Obligations, including, without limitation, instituting and pursuing all legal actions against Borrower or to collect the Obligations, or defending any and all actions brought by Borrower or other Person; or incurring Expenses or otherwise making expenditures to protect the Loans, the Collateral or Lenders' rights or remedies.

               (e) To the extent Agent is required to obtain or otherwise elects to seek the consent of Lenders to an action Agent desires to take, if any Lender fails to notify Agent, in writing, of its consent or dissent to any request of Agent hereunder within five (5) Business Days of such Lender's receipt of such request, such Lender shall be deemed to have given its consent thereto.

               (f)      Notwithstanding any other provision of this Section
9.15 and without impairing Agent's discretionary rights under Section 8, to the extent that there occurs any redetermination of which Accounts constitute Eligible Accounts or which Inventory constitutes Eligible Inventory which redetermination results in the creation of an Overadvance, to the extent Overadvances outstanding at any time as permitted under this Section 9.15(f) do not exceed $[2,000,000], Agent shall, in its sole discretion, without right of disapproval by any or all of the Lenders, be entitled in its discretion to permit Borrower a period not to exceed thirty (30) days to repay or remove such Overadvance. During such thirty (30) day period, the amount of Loans constituting such Overadvance shall be excluded in the determination of whether availability exists within the Borrowing Base for future Advances.

               (g) Any amendment to Section 9 of this Agreement shall not require Borrower's consent.

       9.16    Participations and Assignments:  Each Lender may at any time:
(a) grant participations of its Revolving Credit Pro Rata Percentage of Loans or in and to its interests under this Agreement (collectively, "Participations") to any other lending office of such Lender or to any other bank, lending institution or other entity which such Lender determines has the requisite sophistication to evaluate the merits and risks of investments in Participations ("Participants"); provided however that: all amounts payable by the Borrower to such Lender hereunder and voting rights of such Lender hereunder shall be determined as if such Lender had not granted such Participation; and (iii) any agreement pursuant to which such Lender may grant a Participation (A) shall provide that such Lender is not delegating and therefor shall retain the sole right and responsibility to exercise its rights and privileges including, without limitation, the right to approve any amendment, modification or waiver of any provisions of this Agreement, provided, however that as between such Lender and its Participant such Lender may agree to consult with and obtain the approval of its Participant regarding any amendment, modification or waiver of any provision set forth in Section 9.15(b); and (B) shall not release or discharge such Lender from its duties and obligations, which shall remain absolute, to make Advances hereunder; and (b) assign all or any portion of its

Revolving Credit Pro Rata Percentage of Loans and its right, title and interest therein or in and to this Agreement to a Lender or any affiliate of a Lender, or to any other bank or financial institution, with the prior written consent of the Agent and Borrower provided that Borrower's consent shall not be required after the occurrence and during the continuance of an Event of Default; and provided further that Mellon's Revolving Credit Pro Rata Percentage shall, unless Borrower consents otherwise, always be greater than 51%. Notwithstanding anything to the contrary contained herein, each Lender may at any time collaterally assign all or any portion of its rights under this Agreement and its Revolving Credit Note to any Federal Reserve Bank to secure overnight deposits, provided that no such assignment shall release the assignor Lender from its obligations hereunder.


SECTION 10.  MISCELLANEOUS

       10.1 GOVERNING LAW: THIS AGREEMENT, AND ALL RELATED AGREEMENTS AND DOCUMENTS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA. THE PROVISIONS OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.

       10.2 Integrated Agreement: The Revolving Credit Notes, the other Loan Documents, all related agreements, and this Agreement shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lenders' and Agent's rights and remedies. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

       10.3    Waiver:

               (a) No omission or delay by Agent or Lenders in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrowers no waiver will be valid unless in writing and signed by Agent and then only to the extent specified.

               (b) Borrower releases and shall indemnify, defend and hold harmless Agent and Lenders, and their respective officers, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, reasonable legal fees) resulting from (i) acts or conduct of Borrower under, pursuant or related to this Agreement and the other Loan Documents, (ii) Borrower's breach or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, and (iii) Borrower's failure to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state or local, or court or administrative orders or decrees, (including without limitation environmental laws, etc.) and all costs, expenses, fines, penalties or other damages resulting therefrom, unless resulting from acts or conduct of Lenders constituting wilful misconduct or gross negligence. The obligations of Borrower under this Section 10.3(b) shall survive the occurrence of any and all events whatsoever, including without limitation, payment of the Obligations or investigation by or knowledge of Lenders.

       10.4 Time: Whenever Borrower shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day except with respect to the repayment of LIBOR Based Loans as set forth in Section 2.4(b)(ii). Time is of the essence in the performance under all provisions of this Agreement and all related agreements and documents.

       10.5 Expenses of Agent and Lenders: At Closing and from time to time thereafter, subject to the terms of Section 6.12 above, Borrower will pay all reasonable expenses of Agent on demand (including, without limitation, search costs, audit fees, and the reasonable fees and expenses of legal counsel for Agent) relating to this Agreement, and all related agreements and documents, including, without limitation, expenses incurred in the analysis, negotiation, preparation, closing, administration, enforcement of this Agreement and the other Loan Documents, the enforcement, protection and defense of the rights of Agent and Lenders in and to the Loans and Collateral or otherwise hereunder, and any expenses relating to extensions, amendments, waivers or consents pursuant to the provisions hereof, or any related agreements and documents or relating to agreements with other creditors, or termination of this Agreement. Borrower further agrees to pay, or reimburse Lenders for, all reasonable out-of-pocket costs and expenses, including without limitation attorneys' fees, incurred in connection with the enforcement, protection and defense of their rights in and to the Loans and the Collateral or otherwise hereunder, following acceleration of the Obligations after the occurrence of an Event of Default hereunder. Collectively all of the foregoing are referred to as the "Expenses." Notwithstanding the foregoing, Borrower shall not be obligated to pay legal fees of Blank Rome Comisky & McCauley (excluding out-of- pocket costs and expenses and the fees, costs and expenses of local counsel engaged in conjunction with the deed to secure debt granted on the real property located at 1200 Airport Road, Ball Ground, Georgia) in conjunction with the analysis, negotiation, preparation and closing of this Agreement, in excess of $25,000, provided that the negotiations, preparation and closing are limited to a reasonable level and that the closing occurs without unexpected issues or problems.

       10.6 Brokerage: This transaction was brought about and entered into by Agent, Lenders and Borrower acting as principals and without any brokers, agents or finders being the effective procuring cause hereof. Borrower represents that it has not committed Agent or any Lender to the payment of any brokerage fee, commission or charge in connection with this transaction. If any such claim is made on Agent or any Lender by any broker, finder or agent or other person, Borrower hereby indemnifies, defends and saves such party harmless against such claim and further will defend, with counsel satisfactory to Agent, any action or actions to recover on such claim, at Borrower's own cost and expense, including such party's reasonable counsel fees. Borrower further agrees that until any such claim or demand is adjudicated in such party's favor, the amount demanded shall be deemed a liability of Borrower under this Agreement.

       10.7    Notices:

               (a) Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in person or if sent by telecopy or by nationally recognized overnight courier, or via first class, Certified or Registered mail, postage prepaid, as follows, unless such address is changed by written notice hereunder:



       If to Agent to:                   Mellon Bank, N.A.
                                         Mellon Bank Center
                                         1735 Market Street
                                         Philadelphia, PA  19101
                                         Attn:  George Cole, Vice President
                                         Telecopy No.: 215/553-0201


       With copies to:                   Blank Rome Comisky & McCauley
                                         Four Penn Center Plaza
                                         Philadelphia, PA  19103
                                         Attn:  Lawrence F. Flick, II, Esquire
                                         Telecopy No.: 215/569-5555

       If to Borrower to:                L.A.T Sportswear, Inc.
                                         1200 Airport Road
                                         Ball Ground, Georgia  30107
                                         Attn:
                                         Telecopy No.:


       With copies to:                   Smith, Gambrell & Russell
                                         Suite 1800
                                         3343 Peachtree Road, N.E.

                                         Atlanta, GA  30326-1010
                                         Attn:  A. Jay Schwartz, Esquire
                                         Telecopy No.:  404/264-2652


       If to Lenders:
                                         to the addresses set forth on Schedule
                                         "B"

               (b) Any notice sent by Agent, any Lender or Borrower by any of the above methods shall be deemed to be given when so received.

               (c) Agent shall be fully entitled to rely upon any facsimile transmission or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise) as being genuine and authorized.

       10.8 Headings: The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

       10.9 Survival: All warranties, representations, and covenants made by Borrower herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Agent and Lenders, and shall survive the delivery to Lenders of the Revolving Credit Notes, regardless of any investigation made by Lenders or on their behalf. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Agent and any and all Lenders shall constitute warranties and representations by Borrower hereunder. Except as otherwise expressly provided herein, all covenants made by Borrower hereunder or under any other agreement or instrument shall be deemed continuing until all Obligations are satisfied in full.

       10.10 Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. Borrower may not transfer, assign or delegate any of its duties or obligations hereunder.

       10.11 Duplicate Originals: Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in counterparts, all of which counterparts taken together shall constitute one completed fully executed document.

       10.12 Modification: No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by Borrower, Agent and the Lenders except as provided in Section 9 hereof. Any modification in accordance with the terms hereof shall be binding on all parties hereto, whether or not each is a signatory thereto.

       10.13 Signatories: Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his principal and that he executes the Agreement in such capacity and not as a party.

       10.14 Third Parties: No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of Borrower. Nothing contained in this Agreement shall be construed as a delegation to Agent or any Lender of Borrower's duty of performance, including, without limitation, Borrower's duties under any account or contract with any other Person.

       10.15 Discharge of Taxes, Borrowers' Obligations, Etc.: Agent, in its sole discretion, shall have the right at any time, and from time to time, if Borrower fails to timely perform, to: (a) pay for the performance of any of Borrower's Obligations hereunder, and (b) discharge taxes or Liens, at any time levied or placed on any of Borrower's Property in violation of this Agreement unless such entity is in good faith with due diligence by appropriate proceedings contesting such taxes or Liens and maintaining proper reserves therefor in accordance with GAAP. Expenses and advances shall be added to the Revolving Credit, bear interest at the same rate applied to the Revolving Credit, until reimbursed to Agent. Such payments and advances made by Agent shall not be construed as a waiver by Agent or Lenders of an Event of Default under this Agreement.

       10.16 Withholding and Other Tax Liabilities: Each Lender shall have the right to refuse to make any Advances from time to time unless Borrower shall, at Agent's request, have given to Agent evidence, reasonably satisfactory to Agent, that they have properly deposited or paid, as required by law, all withholding taxes and all federal, state, city, county or other
taxes due up to and including the date of the requested Advance.   Copies of
deposit slips showing payment shall likewise constitute satisfactory evidence for such purpose. In the event that any lien, assessment or tax liability against Borrower shall arise in favor of any taxing authority, whether or not notice thereof shall be filed or recorded as may be required by law, Agent shall have the right (but shall not be obligated, nor shall Agent or any Lender hereby assume the duty) to pay any such lien, assessment or tax liability by virtue of which such charge shall have arisen; provided, however, that Agent shall not pay any such tax, assessment or lien if the amount, applicability or validity thereof is being contested in good faith and by appropriate proceedings by such entity. In order to pay any such lien, assessment or tax liability, Agent shall not be obliged to wait until said lien, assessment or tax liability is filed before taking such action as hereinabove set forth. Any sum or sums which Agent (shared ratably by Lenders) shall have paid for the discharge of any such lien shall be added to the Revolving Credit and shall be paid by Borrower to Agent with interest thereon, upon demand, and Agent shall be subrogated to all rights of such taxing authority against Borrower.

       10.17 CONSENT TO JURISDICTION: BORROWER AND EACH LENDER HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE COURTS OF COMMON PLEAS OF PHILADELPHIA, COMMONWEALTH OF PENNSYLVANIA OR THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF PENNSYLVANIA IN ANY AND ALL ACTIONS AND PROCEEDINGS WHETHER ARISING HEREUNDER OR UNDER ANY OTHER AGREEMENT OR UNDERTAKING AND IRREVOCABLY AGREE TO SERVICE OF PROCESS BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED TO THE ADDRESS OF THE APPROPRIATE PARTY SET FORTH HEREIN.

       10.18 Waiver of Jury Trial: AS AN INDEPENDENT COVENANT, EACH OF AGENT, EACH LENDER AND BORROWER HEREBY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION COMMENCED BY OR AGAINST ANY OF THEM WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

       IN WITNESS WHEREOF, the undersigned parties have executed this Agreement the day and year first above written.

BORROWER:               L.A. T SPORTSWEAR, INC.

                        By: /s/ Robert C. Aldworth
                           ------------------------------------
                                Title: Executive Vice President

                        Attest: /s/ David L. Shelton
                               --------------------------------

                                (Corporate Seal)

AGENT:                  MELLON BANK, N.A., as Agent

                        By: /s/ R.D. Attix
                           ------------------------------------
                                Title: Vice President


LENDERS:                MELLON BANK, N.A., as Lender

                        By: /s/ R.D. Attix
                           ------------------------------------
                                Title: Vice President

                                   SCHEDULE A

                             Revolving Credit         Revolving Credit
  Lenders                     Pro Rata Share          Pro Rata Percentage
  -------                    ----------------         -------------------
Mellon Bank, N.A.            $ 35,000,000.00                     100%









     TOTAL COMMITMENT        $35,000,000.00              100.00
                             ==============           =========

                                   SCHEDULE B

                              Addresses of Lenders


Mellon Bank, N.A.
Mellon Bank Center
1735 Market Street
Philadelphia, PA  19103
Attention:  George Cole, VP
Telecopy:   215-553-0201

       The Agreement contained the following Exhibits and Schedules:


       Schedule A        Schedule of Lenders
       Schedule B        Address of Lenders
       Schedule C        Inventory Location
       Exhibit 5.1       Borrower's Stocks of Qualification
               5.2       Places of Business
               5.3       Judgments, Proceedings, Litigation and Orders
               5.4       Existing Liens and Claims
               5.9       Subsidiaries and Affiliates
               5.10      Existing Guaranties, Investments and Borrowings,
                         and Leases
               5.11      Employee Pension Plans
               5.12      Business Interruptions
               5.13(a)   Schedule of Names
                   (b)   Trademarks, Patents and Copyrights
               5.14      Other Associates
               5.15      Environmental Disclosure
               5.17      Capital Stock
               5.19      Required Patents, Trademarks or Licenses
               7.1(a)    Restructuring Program